Exhibit 10.1

*** Text omitted pursuant to Instruction 6 to Item 1.01 of Form 8-K because it is not material and would likely cause competitive harm to the registrant if publicly disclosed.

TRANSITION SERVICES AGREEMENT

by and between

USAA FEDERAL SAVINGS BANK

and

TRUECAR, INC.

dated as of February 14, 2020

Exhibits
Exhibit A Background Investigation
Exhibit A1 Background Certification - General
Exhibit A2 Background Certification - Specific and Conduct - Third-Party worker Handbook (Certificate of Compliance)
Exhibit A3 Personnel with Criminal Disposition
Exhibit B Confidential Information - Certificate of Destruction
Exhibit C USAA FSB Information Security Requirements
Exhibit D Fraud Investigation by USAA FSB
Exhibit E USAA FSB Business Continuity/Disaster Recovery
Exhibit F Anti-Bribery Laws Compliance Certification
Exhibit G Member Contact Standards
Exhibit H Complaint Resolution

Rider
Rider 1  Software as a Service

Schedules
Schedule 1 Software as a Service Rider - Universal Business and Technical Requirements for Hosted Services
Schedule 2 Software as a Service Rider - Maintenance Services
Schedule 3 Software as a Service Rider - Problem Resolution Standards
Schedule 4  Software as a Service Rider - Service Level Agreements

Pursuant to Instruction 4 to Item 1.01 of Form 8-K, the Exhibits, Rider and Schedules to the Master Services Agreement listed above have not been filed.

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT is entered as of February 14, 2020 (the “Effective Date”), by and between USAA FEDERAL SAVINGS BANK, a federally chartered savings association with offices located at 10750 McDermott Freeway, San Antonio, Texas 78288 (“USAA FSB”), and TRUECAR, INC., a Delaware corporation with offices located at 120 Broadway, Suite 200, Santa Monica, California 90401 (“Supplier”). USAA FSB and Supplier are both referred to in the alternative as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, USAA FSB and Supplier are party to the Zag Services & Maintenance Agreement, dated as of February 13, 2007 (as amended from time to time and together with the addenda and other supplements thereto, the “Original Services Agreement”), pursuant to which, among other things, USAA FSB make available to Members a new and used automobile buying program (the “Auto-Buying Program”) through a website operated by Supplier (the “ABP Website”);

WHEREAS, the Original Services Agreement is scheduled to expire on February 13, 2020; and

WHEREAS, the Parties wish to supersede the Original Services Agreement and amend and restate the terms of their commercial relationship in the manner set forth herein solely for the purposes of facilitating a wind down of the Auto-Buying Program and related transition services.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1. DEFINITIONS

1.1. General Definitions.

For purposes of this Agreement, the following capitalized terms shall have the meaning ascribed thereto. Other capitalized terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

“Acceptance Criteria” means the criteria by which Deliverables will be evaluated for purposes of determining acceptance by USAA FSB, which shall include functional, technical, design and performance characteristics, Deliverable descriptions, report or presentation requirements and other capabilities specifically identified as Acceptance Criteria and set forth or incorporated by reference in an Order Addendum.

“ABP Website” is defined in the Recitals.

“Access” means the ability to view, receive, process or handle data, information systems, or the media on which such data resides, and, in the case of technological developments following the Effective Date, shall be interpreted liberally to cover any new methods of access associated with such developments.

“Affiliate” means, with respect to a Party, any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Party or any Person in which the Party has any direct or indirect ownership interest, whether controlling or not, of at least fifty percent (50%), at any time during the term of this Agreement. For purposes of this definition the term “control,” “controls,” “is controlled by” or “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Transition Services Agreement and any Riders, Order Addenda, attachments, exhibits, schedules, certifications, and amendments thereto.

“Anti-Bribery Laws” is defined in Section 7.4(a).

“Applicable Law” means, for all countries, without limitation, all national, state and local (a) laws, ordinances, regulations, statutes, and codes and (b) orders, decisions, guidance and other official releases of any Regulator, in each case, that are applicable to the Parties, the Services, or Deliverables, including those pertaining to licensing requirements, consumer protection, unfair, deceptive or abusive acts or practices, privacy, identity theft, data security breach, fair lending, and the Bank Secrecy Act, the USA PATRIOT Act and Gramm-Leach-Bliley Act (GLBA).

“Assigned Personnel” means employees and independent contractors of Supplier and its subsidiaries assigned by Supplier to perform or provide Services pursuant to this Agreement and excludes, for clarity, Subcontractors, customers of Supplier (including dealers with which it has a contractual relationship) and other third parties.

“Auditable Records” means data, information, documents, and records (electronic or physical) which are (i) the basis for any fees, expenses or other charges to USAA FSB or other amounts payable pursuant to Article 5 with the exception of internal costs except to the extent such costs are the basis upon which USAA FSB is charged or paid, to include, but not be limited to, records, timesheets, work specifications, consulting charges, invoice, travel and living expenses, and employee expense records, and (ii) related to the Services or Deliverables provided under this Agreement and any Order Addendum, including Supplier’s performance of the Services, operational practices, procedures and policies, internal and external controls, security practices and procedures, confidentiality, compliance with laws and regulations, disaster recovery and backup procedures, complaints and complaint handling, and any other documents, records or information, all to the extent reasonably necessary to ensure compliance with this Agreement and any applicable Order Addendum.

“Auto-Buying Program” is defined in the Recitals.

“Business Day” means any day, other than a Saturday, Sunday or federal holiday, consisting of the time period from 12:01 AM through 12:00 AM local time at the place where the actor in question is located.

“CFPB” is defined in Section 7.2.

“Change of Control” means, with respect to a Person, the happening of any of the following events: (i) any other Person acquires ownership of fifty percent (50%) or more of the combined voting power of such Person’s then-outstanding voting securities or (ii) consummation, in one transaction or a series of related transactions, of a merger, consolidation, share exchange or similar business combination transaction involving such Person, or the sale or other disposition of equal to or more than fifty percent (50%) of such Person’s consolidated assets, unless, following such transaction or series of related transactions, (x) a Person that was the beneficial owner of such Person’s outstanding voting securities immediately prior to such transaction or series of related transactions beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the issued and outstanding voting securities entitled to vote generally in the election of directors (or equivalent persons) of the entity resulting from such transaction or series of related transactions (including a company that, as a result of such transaction or series of related transactions, owns such Person or all or substantially all of such Person’s assets either directly or through one or more subsidiaries) and (y) no individual, entity or group beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the issued and outstanding voting securities entitled to vote generally in the election of directors (or equivalent persons) of such Person.

“Claims” is defined in Section 11.1(c).

“Confidential Information” shall mean historical, current or prospective material or information, proprietary or trade secret to the Disclosing Party designated as Confidential Information by the Disclosing Party or not generally known by third parties.

Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether in oral, written, graphic or machine-readable form):

(a)discoveries, ideas, concepts, know-how, methodologies, processes, business practices;

(b)software in various stages of development;

(c)project specifications, operations or systems manuals, decision processes, profiles, system and management architectures, diagrams, graphs, models, sketches;

(d)data structures, databases, models, technical data and research;

(e)marketing techniques and materials, marketing and development plans and procedures; business or financial information, plans, strategies, forecasts, forecast assumptions;

(f)in the case of USAA FSB, Customer and Employee Data;

(g)price lists; and

(h)all notes, analyses and studies prepared by Recipient relating thereto.

Confidential Information also includes:

(a)any information described above which the Recipient obtains from a third party if such third party provides such information to the Recipient in violation of a duty of confidentiality owed by such third party to the Party other than the Recipient; and

(b)information jointly created by the Parties and which either Party treats as proprietary or designates as Confidential Information.

“Covered Service” is defined in Section 15.1(b).

“Criminal Disposition” is defined in Exhibit A.

“Customer and Employee Data” means any personally identifiable information of a customer, Member or employee of USAA FSB or its Affiliates in the possession or control of Supplier; provided, that Customer and Employee Data shall not include any personally identifiable information received or developed by Supplier independently of this Agreement or the relationship of the Parties.

“Dealer” is defined in the Platform Addendum.

“Dealer Network” means the network of automobile dealers maintained by Supplier for the purposes of providing Services to Members pursuant to this Agreement.

“Deductible” is defined in Section 11.8.

“Deliverables” means the deliverables developed, provided or required to be developed or provided, by or through Supplier as part of this Agreement, each expressly identified as a “work-made-for-hire” under an applicable Order Addendum. For clarity and notwithstanding anything to the contrary in any Order Addendum, Deliverables shall not include the (i) ABP Website, (ii) Supplier Materials or (iii) any ideas, designs, developments, software or any other information or technology that Supplier can show it developed or acquired independently of its activities under this Agreement or the Original Services Agreement.

“Defect” is defined in Section 12.2.

“Disclosing Party” means the Party that provides its Confidential Information to the other Party.

“Documentation” means the materials and information provided or made available by or on behalf of Supplier relating to the Services and/or Deliverables in accordance with this Agreement each expressly identified as Documentation under the applicable Order Addendum.

“Dispute” is defined in Section 16.7.

“Effective Date” is defined in the Preamble.

“FDIC” is defined in Section 7.2.

“FRB” is defined in Section 7.2.

“Indemnified Materials” is defined in Section 11.5.

“Indemnified Party” means a Supplier Indemnified Party or a USAA FSB Indemnified Party, as applicable.

“Indemnifying Party” is defined in Section 11.1(d).

“Intellectual Property Rights” means all copyrights, patents, trade secrets, Trademarks (including any goodwill acquired in such Trademarks), trade names, business names, internet domain names, e-mail address names, moral rights, database rights, design rights, rights in know-how, rights in Confidential Information, rights in inventions (whether patentable or not) and all other intellectual property and proprietary rights, each of the foregoing, whether registered or unregistered, and any application therefor, and all other equivalent or similar rights which may subsist anywhere in the world.

“Invoking Party” is defined in Section 16.8.

“Key Personnel” is defined in Section 3.1.

“Member” means an individual who has been issued a USAA Member number. A Member may also be referred to as a “USAA Member.”

“Notice” is defined in Section 16.13.

“OCC” is defined in Section 7.2.

“OFAC” is defined in Section 7.5(a).

“OFAC Regulations” is defined in Section 7.5(a).

“Order Addendum” means a transactional document identified as an “Order Addendum” that is entered into pursuant to the provisions of this TSA and incorporates this TSA by reference.

“Order Addendum Number” means the USAA or USAA FSB specified number assigned to each Order Addendum.

“Original Services Agreement” is defined in the Recitals.

“Parent” is defined in Section 16.33(a).

“Party” and “Parties” are defined in the Preamble.

“Personnel” means employees and independent contractors of Supplier and its subsidiaries and excludes, for clarity, Subcontractors, customers of Supplier (including dealers that were previously or are currently in Supplier’s dealer network) and other third parties.

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“Platform Addendum” means Order Addendum No. 1 (Transition of Auto-Buying Program Platform), dated as of the Effective Date, by and between the Parties.

“Protected Information” means (a) personally identifiable information of a USAA Member, customer, employee, or contractor, regardless of whether the information is received from USAA FSB or directly from the USAA Member, customer, employee, or contractor including but not limited to name, address, social security number, phone number, account number (with or without password), credit card information or (b) any such other information relating to such individuals required to be protected or encrypted by Applicable Law; provided, that Protected Information shall not include any information that Supplier can demonstrate with competent evidence was received or developed by Supplier independently of this Agreement or the relationship of the Parties.

“Public Official” means (a) any person who holds a legislative, administrative or judicial position of any kind (whether appointed or elected) of any federal, state, provincial or local jurisdiction or exercises a public function for any such jurisdiction, any public agency or any public enterprise (including any officer, official, employee or agent of any government, any government-owned or government-controlled entity or any public international organization or any person acting in an official capacity for or on behalf of any government entity), or (b) outside of the United States, any political party, party official, or candidate for public office (together with any person under clause (a)).

“Purpose” is defined in Section 9.1.

“Recipient” means the Party that receives Confidential Information of the other Party.

“Regulator” or “Regulatory” means any government, authority, department or agency thereof, or any judicial, tribunal or regulatory (including self-regulatory) organization.

“Representatives” means, with respect to a Party, the Party’s officers, directors, managers, employees, Affiliates, agents, representatives, contractors and service providers.

“Rider” means an exhibit to this TSA identified as a Rider that provide a general description of the Services and Deliverables to be provided under an Order Addendum which incorporates such Rider and any additional terms applicable thereto.

“SDNs” is defined in Section 7.05(e)(ii).

“Services” means the transition services provided or required to be provided under this Agreement as more fully described in the Order Addenda, Exhibits or Riders.

“Software” means any application, computer program, file or code intended to be installed on or otherwise communicate with, USAA Systems provided to USAA FSB by or through Supplier and its Personnel in connection with the Services or Deliverables, or as applicable, separately licensed by or through Supplier to USAA FSB and its Personnel pursuant to a duly executed Order Addendum incorporating a Rider for Software by reference.

“Subcontractor” means any entity or person engaged by Supplier to perform the specified Supplier obligations for performance of the Services provided by Supplier under this Agreement, other than employees and independent contractors of Supplier who are natural persons, and excludes, for clarity, customers of Supplier (including dealers with which it has a contractual relationship) and other third parties who do not perform Services.

“Supplier” is defined in the Preamble.

“Supplier Indemnified Party” is defined in Section 11.1(b).

“Supplier Material” means Supplier’s ideas, skills, tools, techniques, and processes used to fulfill the Services.

“Supplier Offering” is defined in Section 15.1(c).

“Supplier Portal” is defined in Section 3.5.

“Supplier Released Claims” is defined in Section 16.33(a).

“Supplier Released Parties” is defined in Section 16.33(a).

“Supplier Releasing Parties” is defined in Section 16.33(a).

“Term” is defined in Section 4.1.

“Third Party Claim” is defined in Section 11.7(a).

“Trademarks” is defined in Section 8.3.

“TSA” means this Transition Services Agreement (together with its Exhibits) and any amendments hereto, but, for clarity, shall not include any Rider, Schedule or Order Addendum.

“USAA FSB” is defined in the Preamble.

“USAA FSB Alteration Notice” is defined in Section 14.2(a).

“USAA FSB Contract Control Number” means the USAA FSB assigned number to this TSA.

“USAA FSB Indemnified Party” is defined in Section 11.1(a).

“USAA Released Claims” is defined in Section 16.33(a).

“USAA Released Parties” is defined in Section 16.33(a).

“USAA Systems” means the individual and collective electronic, mechanical and software components owned, licensed, leased or operated by, and/or on behalf of, USAA FSB or any USAA FSB Affiliate.

1.2. Other Terms.

Other terms used in this TSA, any Rider, Order Addendum or attachment thereto may be defined where used and have the meanings there indicated. Those terms, acronyms and phrases utilized in the insurance, investments, financial services or IT services industry or other pertinent business contexts and not otherwise defined herein shall be interpreted in accordance with their generally understood meaning in such industry or business context.

ARTICLE 2. DESCRIPTION OF SERVICES

2.1. Description of Services.

Supplier will perform and provide the Services set forth in this Agreement and the Order Addendum and applicable Riders.

2.2. No Minimum Levels.

(a) Subject to the provisions of Article 15, nothing shall restrict USAA FSB’s or its Affiliates’ rights to contract with any third party to provide products and/or services similar to or identical to the Services, or preclude USAA FSB from independently acquiring, developing or providing competitive products or services for itself or its customers.

(b) Unless otherwise provided in an Order Addendum that expressly references this subsection, there are no requirements for any minimum level of procurement hereunder, including, no minimum level of business or fees to be procured from Supplier by USAA FSB or its Affiliates.

ARTICLE 3. PROVISION OF SERVICES

3.1. Supplier Team Stability.

Each Order Addendum may identify certain “Key Personnel” of Supplier with respect to such Order Addendum. Supplier, to the extent permitted by Applicable Law, shall submit the work history of each of its Personnel that are identified as Key Personnel prior to such Key Personnel being assigned to perform Services pursuant to the applicable Order Addendum. USAA FSB shall have the right to reasonably reject any such proposed assignment of Personnel as Key Personnel. Supplier shall retain and shall not assign or reassign, without USAA FSB’s prior written consent, any Key Personnel with respect to an Order Addendum until completion of the Services under such Order Addendum. Notwithstanding the above, this provision shall not limit Supplier’s rights to sever its employer/Personnel relationship with any of its Personnel or any of Supplier’s Personnel’s right to sever their employment with Supplier.

3.2. Supplier Hardware and Software.

Supplier shall not (and shall ensure that the Personnel do not) access and/or connect to any USAA System, unless such items are required for Supplier to perform Services under this Agreement and as permitted by the applicable USAA FSB or USAA policies and procedures, including, but not limited to the Conduct Section in the USAA Third Party Worker Handbook and the USAA FSB Information Security Requirements Exhibit C as provided hereunder.

3.3. Use of Subcontractors.

(a) Supplier shall not delegate or subcontract any of its duties or obligations under this Agreement to a Subcontractor without first submitting to USAA FSB the following information with respect to such Subcontractor:

(i) the specific portions of the Services that Supplier intends to subcontract;

(ii) the scope of the subcontract;

(iii) the identity, background and qualifications of the Subcontractor and its personnel who will render the services that are subcontracted;

(iv) to the extent known by Supplier, the site locations of the Subcontractor at which Services will be performed; and

(v) the type of contract that exists or will exist between Supplier and the Subcontractor.

Supplier shall timely update the information required by this Section 3.3(a) in the event that there is a material change in such information. Notwithstanding anything stated to the contrary, in addition to the terms of this Section 3.3(a), Supplier shall not engage any Subcontractor or proposed Subcontractor that is an offshore provider for Services hereunder without USAA FSB’s prior written consent.

(b) After compliance with Section 3.3(a), the Subcontractor shall be authorized to provide only the Services described by Supplier in the communication required by Section 3.3(a). USAA FSB may terminate any Supplier’s authorization to provide Services hereunder if (i) any of the information provided by Supplier pursuant to Section 3.3(a) was or becomes inaccurate and such accuracy cannot be cured to USAA FSB’s reasonable satisfaction within ten (10) days after notice thereof to Supplier or (ii) continued use of the Subcontractor, as determined by USAA FSB, acting reasonably and in good faith, would result in a negative impact to USAA FSB with regard to information security, financial strength, legal or regulatory compliance, reputation, brand and/or competitive representation.

(c) Supplier’s use of a Subcontractor or USAA FSB’s approval of any Subcontractor that is an offshore provider shall not constitute a waiver of any rights or remedies USAA FSB may have under this Agreement. Supplier is and shall remain solely responsible for any acts or omissions of its Subcontractors to the same extent as if such acts or omissions were performed by Supplier. In addition, Supplier shall not disclose any Confidential Information of USAA FSB to any Subcontractor unless and until such Subcontractor has agreed in writing to ensure the protection, security and integrity of such Confidential Information in a manner substantially equivalent to that required of Supplier by this Agreement. Supplier shall use its commercially reasonable efforts to ensure that Subcontractors fully uphold and comply with substantially similar obligations and responsibilities as Supplier has hereunder, including using commercially reasonable efforts to require Subcontractors to impose obligations on their employees and independent contractors who perform Services hereunder analogous to the obligations imposed on Assigned Personnel hereunder and entering into agreements with Subcontractors containing all applicable requirements, and monitoring, as Supplier considers appropriate, all Subcontractors’ performance. Supplier shall promptly notify USAA FSB of any action of a Subcontractor that results in or is reasonably expected to result in Supplier’s noncompliance with the requirements of this Agreement promptly after becoming aware of the facts constituting such noncompliance. Supplier shall use commercially reasonable efforts to obtain a contractual right to audit the Subcontractor’s performance provided in support of USAA FSB (including due diligence reviews to meet compliance with Applicable Law).

(d) For each Subcontractor to which Supplier delegates performance of Services pursuant to this Section 3.3, Supplier shall:

(i) complete a financial strength assessment;

(ii) complete OFAC checks to the extent required by Applicable Law;

(iii) perform public records searches with such frequency as is appropriate under the circumstances; and

(iv) assess the Subcontractor’s compliance with Applicable Law.

Supplier shall, upon request, provide USAA FSB with evidence of performed due diligence and promptly notify USAA FSB in writing of any negative information found in such due diligence as required by Section 3.3(d)(i)-(iv); provided, that if Supplier becomes aware of a Subcontractor’s noncompliance with Applicable Law or evidence that the financial condition of the Subcontractor is such that continued performance of the Services is at risk, Supplier shall immediately provide written notice to USAA FSB of such noncompliance or financial condition. USAA FSB may require Supplier to immediately remove a Subcontractor from performing Services under this Agreement for any noncompliance with Applicable Law.
3.4. Member Contact Requirements.

In all situations where Supplier has contact with a Member in connection with the provision of the Services or in connection to this Agreement, Supplier shall adhere to the requirements set out in the Member Contact Standards Exhibit G and Complaint Resolution Exhibit H. Contact between Members and dealers will be addressed in the applicable Order Addenda.

3.5. Supplier Portal.

The website or application, accessible by Supplier, with which USAA FSB maintains and manages the suppliers and vendors of USAA FSB (“Supplier Portal”), facilitates the exchange of information between USAA FSB and Supplier in a secure online environment. Supplier, if required by USAA FSB, shall submit reports through the Supplier Portal, or an alternative application if approved by USAA FSB. Supplier shall maintain current point of contact user information in the Supplier Portal.

3.6. Supplier Site Locations.

Upon request by USAA FSB, Supplier shall input and maintain in the Supplier Portal the locations of (a) all operational sites of Supplier and (b) names, data type utilization, and operational locations of Subcontractors.

ARTICLE 4. TERM AND TERMINATION

4.1. Agreement.

This TSA commences on the Effective Date and will expire on September 30, 2020 (the “Term”), unless otherwise earlier terminated pursuant to this Agreement.

4.2. Order Addenda.

Each duly executed Order Addendum commences as of its effective date designated thereon, and continues in effect thereafter until the specified end date or, if no end date is specified, the termination or expiration of this TSA.

4.3. Termination for Cause.

Any combination of this Agreement, any one or more Order Addenda and any one or more individual Services provided pursuant to any Order Addendum may be terminated without penalty (but subject to Section 4.5) as set forth below:

(a) by either Party, on thirty (30) days’ prior written notice to the other Party in the event of such other Party’s failure to cure a breach of any term of this Agreement (including any such term set forth in a Rider or an Order Addendum) within thirty (30) days of receiving written notice from the terminating Party describing the nature of the alleged breach or, in the event of a breach that is incapable of being cured, immediately upon receiving such written notice;

(b) by either Party, immediately upon written notice in the event the other Party seeks the protection of any bankruptcy court, becomes insolvent, makes an assignment for the benefit of creditors or is placed in receivership;

(c) [Reserved];

(d) by USAA FSB, immediately upon written notice to Supplier for failure to comply with any obligation relating to confidentiality or Confidential Information, or for any one or more failures by Supplier to comply with the USAA FSB Information Security Requirements set out in Exhibit C that, individually or in the aggregate, are material;

(e) by either Party, in the circumstances and on the conditions set forth in any Order Addendum or Rider that specifically references this Section 4.3(e);

(f) by USAA FSB, immediately upon written notice to Supplier, if, within 3 Business Days of an written request from USAA FSB, (i) Supplier has not removed any member of Supplier’s Personnel from providing Services who has a Criminal Disposition or is otherwise objectionable to USAA FSB or (ii) Supplier has not removed from the Dealer Network any dealer identified by USAA FSB as posing an unacceptable regulatory or reputational risk; and

(g) by USAA FSB, on thirty (30) days’ prior written notice to Supplier (or such shorter period as may be required by a Regulator), if such termination is required in whole or in part by a Regulator.

4.4. [Reserved]

4.5. Survival.

(a) The obligations and provisions of this Agreement that by their nature and content are intended to survive the completion, rescission, termination or expiration of this Agreement in order to achieve the fundamental purposes of this Agreement (including any licenses granted to USAA FSB under this Agreement) shall do so and continue to bind the Parties. Without limiting the effect of the foregoing, the Parties specifically acknowledge that the obligations and provisions relating to confidentiality, records retention, ownership, indemnification, publicity, termination assistance services pursuant to Section 4.5(b), governing law, jurisdiction and venue, remedies and cooperation with regulatory agencies will survive any expiration or termination of this Agreement or any Order Addendum.

(b) For a period of up to 120 days following the effective date of expiration or termination of this Agreement, Supplier shall perform wind down services in order to effectively and efficiently wind down the Auto-Buying Program in accordance with Applicable Law, including the transition of any IT and technical services. During such wind down period, (i) Supplier shall continue providing any Service to the extent necessary to enable the consummation of any transaction initiated by a Member prior to such termination or expiration but Supplier shall not enter into any new transaction with a Member through the Portal (as defined in the Platform Addendum) following expiration of the Term, (ii) each Party shall provide the other Party with such information as may be necessary to enable such other Party to fulfill payment and other similar obligations accruing prior to such termination or expiration in connection with the provision of any Service, and (iii) the Parties shall cooperate with respect to the content and messaging of any Member communications and Portal messaging concerning the transition and wind down of the Auto-Buying Program. The Parties shall reasonably cooperate with each other to enable them to fulfill their obligations under this Section 4.5(b) and generally with respect to the transition and wind down activities. Any Services provided under this Section 4.5(b) will be provided in accordance with the Agreement and the applicable Order Addendum.

4.6. [Reserved]

ARTICLE 5. COMPENSATION

5.1. Amounts Payable by USAA FSB.

(a) This Section 5.1 applies when and to the extent an Order Addendum provides for fees or other amounts to be paid by USAA FSB to Supplier in connection with the provision of Services or Deliverables properly provided pursuant to the terms of this Agreement, which fees or other such amounts shall be set forth (or shall be determined based on the fees and rates set forth) on the applicable Order Addendum including any attachment thereto (such as a fee schedule, rate card or pricing matrix schedule). USAA FSB will not be charged and will not pay for any Services or Deliverables (including Software) that may be installed or provided to USAA FSB or its Affiliates, other than as set forth on a duly-executed Order Addendum by Supplier and USAA FSB. For the avoidance of all doubt, use of a software-key, a “click-through,” “opt-in” or such other activation mechanism by USAA FSB or its Affiliates shall be of no force or effect for determining whether any Services or Deliverables (including Software) have been ordered by USAA FSB or its Affiliates. Payment by USAA FSB shall not be construed as acceptance of any Services and/or Deliverables.

(b) Rate Card. If the Parties agree to a fee schedule, rate card or pricing matrix schedule covering certain Services and/or Deliverables provided pursuant to an Order Addendum (which schedule will be attached thereto), then Supplier will make such Services and/or Deliverables at the fees, rates or pricing set forth therein, for so long as such schedule remains in place.

(c) In connection with fees payable pursuant to this Section 5.1, Supplier will invoice USAA FSB in accordance with the applicable Order Addendum or if not specified in the Order Addendum, then on a monthly basis for charges incurred for Services rendered during the preceding month in US Dollars. Supplier will submit invoices, and all invoice related correspondence in .pdf format by email to accountspayable@usaa.com or facsimile at 888-638-5527. USAA FSB reserves the right, however, to change or modify the email address or phone number set forth in the immediately preceding sentence at its sole discretion upon reasonable prior written notice to Supplier. Under no circumstances shall Supplier submit a copy of an invoice to any other USAA FSB contact unless the copy of the invoice is clearly and conspicuously marked “COPY - DO NOT PAY.”

(d) All invoices must, to the extent applicable in the circumstances of the Order Addendum to which they relate:

(i) reference the USAA Contract Control Number, purchase order number and/or the applicable Order Addendum Number;

(ii) include a description of the Services performed and Deliverables provided;

(iii) include the performance period and dates and applicable Supplier Personnel names (if any);

(iv) include only USAA FSB pre-approved corresponding reimbursable expenses for the applicable performance period and dates (including specific categories for airfare, accommodations, transportation and meals), and with receipts for any expense over $25.00; provided, however, all expenses shall be in accordance with the USAA Supplier Expense Guidelines as set forth at https://content.usaa.com/mcontent/static_assets/Media/105420.pdf?cacheid=4153055401, as amended from time to time;

(v) itemize applicable sales tax on the first page of the invoice and include the jurisdiction(s) to which the tax will be remitted;

(vi) indicate the ship-to address or location of where the Services were performed;

(vii) reference the USAA FSB service delivery evaluator if known, or the USAA FSB business Representative; and

(viii) include a unique invoice number.

(e) USAA FSB reserves the right, in its discretion, to reject and return for correction, any invoice that:

(i) does not include and/or accurately reflect the required information as set forth hereunder;

(ii) is sent directly to a USAA FSB contact instead of following the instructions in Section 5.1(c); and/or

(iii) does not conform to USAA or USAA FSB invoicing terms as specified in this MSA or the applicable Order Addendum.

(f) Payment. No amount arising under this Agreement shall be due from USAA FSB prior to USAA FSB’s receipt of a fully executed copy of this MSA, the applicable Order Addendum, and Supplier’s invoice in compliance with USAA FSB’s requirements set forth hereunder and otherwise in accordance with the terms and conditions of this Agreement. All payments will be made in accordance with this Section 5.1. Each properly and accurately prepared invoice submitted by Supplier shall be payable within thirty (30) days following the date it is received by USAA FSB.

5.2. Amounts Payable by Supplier.

(a) This Section 5.2 applies when and to the extent an Order Addendum provides for fees, revenue-share payments or other amounts, to be paid by Supplier to USAA FSB in connection with the provision of Services, which fees, revenue-share payments or other amounts shall be determined and payable in the manner set forth on the applicable Order Addendum, including any attachment thereto.

(b) The applicable Order Addendum shall specify the Party by which invoices for fees, revenue share payments or other amounts payable pursuant to this Section 5.2 shall be prepared as well as the information such invoices shall contain and the manner in which they shall be delivered. Invoices provided to Supplier shall be submitted to accounting@truecar.com, or to such other email address or in such other manner as Supplier may determine in its sole discretion, upon reasonable prior written notice to USAA FSB.

5.3. Audit.

Supplier shall maintain those records that constitute Auditable Records including any similar documents delivered pursuant to an Order Addendum for a period of seven (7) years from the date Services to which such Auditable Records relate are completed. All Auditable Records that may assist in the audit process will be available for audit by USAA FSB or its agents during normal business hours. Supplier shall provide such assistance and cooperation as may be reasonably requested by USAA FSB and its agents with respect to any such audit.

5.4. Taxes.

If any sales or use taxes are payable in connection with the provision of Services hereunder, the Party producing an invoice pursuant to this Article 5 shall indicate thereon the amount of such tax and the jurisdiction(s) to which the tax will be remitted. If requested by the other Party, the Party producing such invoice shall provide supplemental detail identifying, by the taxing jurisdictions, the taxable charges and respective taxes collected. Neither Party shall be responsible for any taxes based on the other Party’s net income, gross revenue or employment obligations, nor for any penalties or fines resulting from the other Party’s improper collection or remittance of taxes.

5.5. Invoicing Disputes.

USAA FSB may withhold payment for any item(s) on any invoice(s) that USAA FSB reasonably disputes. Pending settlement or resolution of the dispute, USAA FSB’s non-payment of such disputed items shall not constitute default by USAA FSB and shall not entitle Supplier to suspend or delay its provision or delivery of Services, Deliverables, and/or of any information or materials. USAA FSB will pay any undisputed amounts due, provided that Supplier submits a new invoice with a new unique invoice number that reflects the undisputed amount or submits a credit memo with a new unique credit memo number that reflects the amount in dispute. Supplier will provide USAA FSB with copies of all reasonably requested supporting documentation relating to the dispute within fifteen (15) days after the date of USAA FSB’s request therefor to Supplier. The disputed amount (or such amount as may be ultimately determined to be correct) shall not be due until fifteen (15) days following the date the dispute is resolved. Notwithstanding anything contained herein, USAA FSB shall have no obligation to pay a disputed amount until resolution of the dispute.

ARTICLE 6. USAA FSB POLICIES

6.1. General.

Supplier shall comply and ensure that the Personnel comply with USAA or USAA FSB’s policies set forth hereunder (and those policies applicable to any Personnel visiting USAA or USAA FSB’s facilities made available separately to Supplier). In the event of any conflict between the obligations of Supplier under this Agreement or under any such policy, Supplier shall comply with the more restrictive obligation(s).

6.2. Conduct.

(a) Supplier shall require the Personnel who perform Services on USAA or USAA FSB facilities or through USAA Systems to comply with all on-site and remote access rules, procedures and policies of USAA FSB made available to Supplier, including but not limited to the Third Party Worker Handbook as set forth at https://content.usaa.com/mcontent/static_assets/Media/105423.pdf, each as amended from time to time (collectively the “Third Party Worker Rules”). Supplier shall certify that each such Personnel has read and understands the Third Party Worker Handbook (and Third Party Worker Handbook Supplement, if applicable) prior to providing Services to USAA FSB. A form of this certification is attached hereto as the

Certificate of Compliance Exhibit A2. Supplier is required to maintain a signed form by each such Personnel and shall include at a minimum, each such Personnel’s full name and his or her dated signature showing evidence that such Personnel has read and understands the Third Party Worker Handbook and/or Third Party Worker Handbook Supplement if applicable. USAA FSB shall have the right, not more than once in any twelve (12)-month period, to request that Supplier provide such documentation as USAA FSB may reasonably request to confirm that Supplier is in compliance with this Section 6.2(a).

(b) The Parties agree that violation of the Physical Security Policy of the Third-Party Worker Rules by Supplier or any Supplier Personnel shall entitle USAA FSB to collect $2,500 from Supplier for the first violation, and $10,000 for the second and each subsequent violation. The Parties further agree that such amounts represent the reasonable costs for USAA FSB to investigate and remedy a violation of the Third-Party Worker Rules. USAA FSB shall provide Supplier with an invoice detailing any violations, including the date of the violation and the name of said personnel assigned by Supplier involved (if available). Supplier agrees to remit payment for such invoice within ten (10) days of the date of the invoice. USAA FSB may, in its sole discretion, offset any and all indebtedness and liability of Supplier to USAA FSB against any and all amounts owed by USAA FSB to Supplier.

(c) USAA FSB may require the Personnel to attend a short orientation program prior to performing any Services for USAA FSB.

(d) USAA FSB may, in its sole discretion, require Supplier to immediately prevent any Personnel who do not comply with the Third Party Worker Rules, or who are otherwise objectionable to USAA FSB, from providing Services to USAA FSB and from accessing or entering USAA or USAA FSB facilities.

6.3. Access to USAA Systems.

Without limiting any other obligations hereunder, any and all Access to the USAA Systems shall be subject to the following requirements:

(a) The USAA Systems shall be used solely to provide Services for USAA FSB, and shall not be used for any purpose other than the legitimate business purposes of USAA FSB.

(b) Access to the USAA Systems shall be restricted to Personnel who need Access in order for Supplier to fulfill its obligations under this Agreement and no Access rights will be transferred to any other individuals without the prior written consent of USAA FSB.

(c) Supplier will ensure that its Personnel do not attempt to break, bypass or circumvent USAA FSB’s or any of its Affiliates’ security systems, or attempt to obtain Access to any hardware, programs or data beyond the scope of the Access granted by USAA FSB in writing (including, for clarity, the Access granted to Assigned Personnel by this Agreement for purposes of performing Supplier’s obligations hereunder).

(d) Without limiting any of its other rights, USAA FSB reserves the rights to restrict and monitor the use of the USAA Systems, and to Access, seize, copy and disclose any information, data or files developed, processed, transmitted, displayed, reproduce or otherwise accessed in conjunction with such use. Supplier will advise Assigned Personnel concerning USAA FSB’s reservation of its rights hereunder, and shall obtain any necessary consent from its Assigned Personnel for such purpose.

6.4. Background Investigation.

Supplier shall fully comply with the requirements set out in the attached Background Investigation Exhibit A, and fully satisfy the requirements therein, including executing the required certifications as set out in the attached Background Certification - General Exhibit A1, and the Background Certification - Specific Exhibit A2, and the Personnel with a Criminal Disposition Exhibit A3.

ARTICLE 7. COMPLIANCE WITH LAW

7.1. General.

In performing its obligations under this Agreement, Supplier shall comply (and shall cause all Personnel to comply) with the requirements of all Applicable Law. Without limiting the effect of the foregoing, Supplier shall comply (and shall cause all Personnel to comply) with the laws and regulations specifically identified in this Article 7 to the extent applicable. Any act or omission by Supplier or its Personnel that would cause USAA FSB or its Affiliates to be in violation of any Applicable Law will also be considered a violation of such Applicable Law by Supplier. Supplier shall provide USAA FSB prompt written notice of any failure to comply with Applicable Law related to any Services provided under this Agreement and, upon request, copies of customer complaints related to the Services. Any non-compliance with Applicable Laws shall be promptly addressed by Supplier and all necessary procedures and systems shall be promptly corrected by Supplier in order to comply with Applicable Law. For clarity, failure to resolve any violation of Applicable Law may lead to contract remedies up to and including termination pursuant to Section 4.3(a).

7.2. Cooperation with Regulatory Authorities.

Services performed for USAA FSB under this Agreement may be subject to review by any Regulator with jurisdiction over USAA FSB and/or its Affiliates, including the Office of Comptroller of the Currency (“OCC”), the Consumer Financial Protection Bureau (“CFPB”), the Federal Reserve Board (“FRB”), and the Federal Deposit Insurance Corporation (“FDIC”). Supplier agrees to cooperate fully, at USAA FSB’s expense and as requested by USAA FSB in writing, to the extent that any Regulator makes a request for information relating to any Services provided hereunder or, to the extent related thereto, Supplier or any member of the Personnel. Supplier shall provide USAA FSB prompt written notice of any enforcement or other regulatory actions brought by a Regulator against Supplier or any Personnel, which actions arise out of the provision of any Services under this Agreement.

7.3. FACT Act Red Flag Compliance.

To the extent required by the regulations issued by the Federal Trade Commission and federal banking agencies interpreting the identity theft red flag provisions of the Fair and Accurate Credit Transactions Act of 2003, Supplier shall take appropriate action to detect, prevent and mitigate the risk of identity theft of Members with respect to the Services and, upon USAA FSB’s request, shall provide such supporting documentation with respect to any such actions as USAA FSB may reasonably request.

7.4. Anti-Bribery.

Supplier represents, warrants and covenants that:

(a) Supplier is and shall remain compliant with the U.S. Foreign Corrupt Practices Act, and U.K. Bribery Act, to the extent applicable, as well as any anti-bribery related Applicable Law of any foreign countries in which Supplier is chartered, incorporated, licensed or operates its business in the performance of its obligations under this Agreement (collectively, the “Anti-Bribery Laws”);

(b) Neither Supplier nor any of its Personnel has made or will make (or offer to make) any unlawful payments to or has conferred or will confer (or offer to confer) any benefit to any Public Official; and

(c) Neither Supplier nor any of its Personnel has made or will make (or offer to make) any payments to, or has conferred or will confer (or offer to confer) any benefit: (i) upon any employee, agent or fiduciary of any third party, with the intent to unlawfully influence the conduct of such employee, agent or fiduciary in any manner relating to the subject of this Agreement, or (ii) upon any person (1) with the intent to induce (or to reward) the recipient or another person to do or omit to do any act in violation of their duties or responsibilities under this Agreement or Applicable Law, (2) to reward any such conduct or to otherwise unlawfully influence any person in any manner relating to this Agreement or under Applicable Law, or (3) if such person’s acceptance of such payment or benefit would itself constitute a violation of such person’s duties or responsibilities known to Supplier. Upon USAA FSB’s request, Supplier shall certify to USAA FSB by having a duly authorized officer execute an Anti-Bribery Compliance Certification certificate, the form of which is attached hereto as the Anti-Bribery Laws Compliance Certificate Exhibit F, and cause such fully executed certificate to be delivered to the designated USAA FSB Representative specified in its request.

7.5. OFAC Compliance.

(a) Supplier is and shall remain in compliance with any and all Applicable Law promulgated or issued, and as amended from time to time, by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and any successor organization (“OFAC Regulations”).

(b) Supplier represents and warrants that it has implemented a process pursuant to which (i) it performs a search of each new dealer added to the Dealer Network on the Sanctions List Search feature of OFAC’s website as part of its dealer onboarding process and (ii) it takes appropriate action if it becomes aware of any dealer in the Dealer Network that raises concerns under the OFAC Regulations following its onboarding.

(c) Prior to March 31, 2020, Supplier shall perform a search of each dealer in the Dealer Network to determine whether such dealer appears on the Sanctions List Search feature of OFAC’s website or otherwise in a list referred to in Section 7.5(e), and shall remove any such dealer that appears on any such list from the Dealer Network.

(d) Neither Supplier nor any of the Personnel shall provide any Services to USAA FSB in violation of such OFAC Regulations.

(e) Supplier represents and warrants that Supplier is not, and no Subcontractor of Supplier, no dealer in the Dealer Network, nor any shareholder of any such Subcontractor that holds, directly or indirectly, a fifty percent (50%) or greater interest in such Subcontractor is, blocked pursuant to any OFAC Regulations and/or appears on:

(i) OFAC’s list of blocked persons pursuant to Executive Order or OFAC Regulations, as amended from time to time;

(ii) OFAC’s list of Specially Designated Nationals (“SDNs”), as amended from time to time; or

(iii) other lists of prohibited or blocked persons maintained by OFAC, as amended from time to time.

(f) Supplier represents and warrants that all information provided to USAA FSB on Supplier’s initial Supplier Setup Form is accurate and complete.

7.6. Visas.

Supplier shall at its sole expense be responsible for arranging and acquiring all required passports, work visas, and other related documentation that may be required to allow the Assigned Personnel to perform any portion of the Services and/or provide Deliverables in the United States or other countries and/or jurisdictions where the Services and/or Deliverables may be required.

7.7. Accessibility Requirements.

(a) Supplier represents and warrants that the Services conform to the Americans with Disabilities Act of 1990, Section 508 of the Rehabilitation Act of 1973, and all other Applicable Law regarding disabled access, effective communication, and prevention of discrimination against persons with disabilities.

(b) Supplier shall engage a third party consultant to conduct an assessment of Supplier’s Deliverables and Services in compliance with Web Content Accessibility Guidelines 2.0A and AA Success Criteria by June 30, 2020. Supplier shall immediately provide the assessment results to USAA FSB. USAA FSB shall, in its sole discretion, determine which, if any, gaps identified in the assessment are material and the date by which Supplier shall resolve such gaps. Supplier and USAA FSB shall mutually agree on timeline to resolve any other identified gaps no later than December 31, 2020.

ARTICLE 8. INTELLECTUAL PROPERTY

8.1. Ownership in Deliverables.

As and between Supplier and USAA FSB, USAA FSB will own all Intellectual Property Rights in any Deliverables. All Deliverables are deemed “works made for hire.” Delivery of a Deliverable to USAA FSB shall constitute a transfer to USAA FSB by Supplier of all of Supplier’s rights therein, including any Intellectual Property Rights. To the extent any Deliverable incorporates technology licensed from a third party (including any open source components), Supplier shall list on the applicable Order Addendum for the development of such Deliverable all obligations or restrictions applicable to such third party technology that limit USAA FSB’s access to, use of or any other rights in or to such Deliverable. Supplier will, however, retain all right, title and interest in and to all Supplier Material possessed by Supplier prior to this Agreement. In the event Deliverables do not fall within the specifically enumerated works that constitute “works made for hire” under United States copyright laws, Supplier hereby assigns all of Supplier’s right, title and interest (including Supplier’s Intellectual Property Rights) in and to the Deliverables to USAA FSB and agrees to execute any documents necessary to transfer such right, title and interest to USAA FSB. To the extent that Supplier Material has been incorporated into or is embedded in the Deliverables, USAA FSB (and its Affiliates, agents and third party contractors that are bound by a confidentiality agreement) will have a perpetual, nonexclusive, irrevocable, world-wide, royalty-free right to use, execute, modify, reproduce, display, perform, and prepare derivative works based on such Supplier Material solely for USAA FSB’s or its Affiliates’ access to and use of such Deliverables.

8.2. Ownership in Services.

Notwithstanding anything to the contrary in this Agreement, as between USAA FSB and Supplier, all right, title and interest (including all Intellectual Property Rights) in and to the Services and Supplier Materials are and shall remain with Supplier. USAA FSB shall have no right, license or authorization with respect to any of the Services or Supplier Materials except as expressly set forth in this Agreement or any Order Addendum and all other rights in and to the Services and Supplier Materials are expressly reserved by Supplier. For clarity, as between USAA FSB (and its Affiliates) and Supplier, USAA FSB and USAA is and shall remain the sole and exclusive owner of any application programming interfaces, Software or other technology and USAA FSB or USAA’s Confidential Information (including Protected Information and Customer and Employee Data) made available by or on behalf of USAA FSB to Supplier that are incorporated in or otherwise used as part of the Services.

8.3. Trademarks.

During the Term of the Agreement, each Party hereby grants to the other Party a non-exclusive, worldwide, royalty-free, nontransferable limited license during the Term to use its logos, trademarks and service marks (“Trademarks”) provided by it to the other Party as required solely to provide the Services or otherwise to engage in agreed-upon marketing and promotion activities relating to the Auto-Buying Program pursuant to this Agreement. All use by a Party of the other Party’s Trademarks must be in compliance with this Agreement and approved by the other Party pursuant to Section 16.3. A Party’s use of the other Party’s Trademarks does not confer or imply any ownership, goodwill or other rights in or to such Trademarks. Each Party recognizes the unique value, goodwill and secondary meaning associated with the other Party’s Trademarks. Further, each Party acknowledges that all right, title and interest in and to the other Party’s Trademarks and the goodwill pertaining thereto automatically vests in the other Party, and at all times shall remain owned by and in the name of the other Party. Neither Party shall contest the validity or ownership of any of the other Party’s Trademarks or adopt, use, register or apply for registration thereof or of any word, symbol or device, or any combination, confusingly similar with any such Trademark in any jurisdiction, whether as a corporate name, trademark, service mark, domain name or other indication of origin.

ARTICLE 9. CONFIDENTIAL INFORMATION

9.1. Confidential Information.

The Recipient may be given Access to the Disclosing Party’s Confidential Information for the purpose of performing its obligations and exercising its rights hereunder (the “Purpose”). For clarity, the Purpose, with respect to Supplier, includes the provision, testing and improvement of then-current and prospective Services to USAA FSB.

9.2. Disclosure and Use.

The Recipient will protect the Disclosing Party’s Confidential Information, will only use the Confidential Information for the Purpose and will only disclose Confidential Information to Representatives who have a direct “need to know” the Confidential

Information for the Purpose. The Recipient will apprise its Representatives of the confidentiality obligations and ensure that they comply with the terms of this Agreement. The Recipient will notify the Disclosing Party as soon as possible of any misuse of or unauthorized access to Confidential Information of which it becomes aware and will cooperate in remedying such situation promptly. The Recipient may disclose Confidential Information if required to be disclosed by a court order or operation of Applicable Law. Before disclosing any Confidential Information of the Disclosing Party under court order or operation of Applicable Law (including to the extent Applicable Law requires such disclosure pursuant to a request from a Regulator), the Recipient shall, to the extent permitted by Applicable Law or the Regulator in question, provide the Disclosing Party reasonable notice and the opportunity to object to or limit such disclosure, shall cooperate with the Disclosing Party to the extent it may seek to limit such disclosure and shall limit such disclosure to that which is required by Applicable Law. Upon the Disclosing Party’s request, all Confidential Information of the Disclosing Party will be returned or destroyed, at the election of the Recipient; provided, that the Recipient may retain copies of Confidential Information of the Disclosing Party that is not electronically retrievable because it is not discrete or severable from such first Party’s data or that cannot be destroyed due to retention periods required by Applicable Law, which copies shall remain subject to and be maintained in a manner compliant with this Article 9. Notwithstanding anything to the contrary in this Agreement, Supplier may make such disclosures concerning this Agreement and the relationship between the Parties as may be required of it by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated under each of them and related forms of Applicable Law.

9.3. Protected Information.

For the avoidance of all doubt, USAA FSB’s Confidential Information, including Protected Information, shall remain the sole property of USAA FSB. USAA FSB shall own all Intellectual Property Rights in Protected Information. Except to the extent Supplier’s use is necessary to fulfill the Purpose: (i) nothing contained herein shall be construed to convey any Intellectual Property Rights in Protected Information to Supplier; and (ii) Supplier shall not use, sell or disclose Protected Information for data analytics, data monetization, advertising, marketing or any other purpose, even if such Protected Information is aggregated or de-identified.

9.4. Exclusions.

Confidential Information will not include information which can be demonstrably evidenced through documentation that it:

(a) is or becomes available to the general public through no fault of the Recipient;

(b) is independently developed by the Recipient through no use or Access to Disclosing Party’s Confidential Information or Protected Information;

(c) is rightfully received by the Recipient from a third party without a duty of confidentiality; or

(d) was lawfully in the possession of or demonstrably known by the Recipient prior to its receipt from the Disclosing Party.

9.5. Data Security and Destruction.

(a) Supplier shall ensure the protection, security and integrity of the Confidential Information of USAA FSB, and USAA FSB’s Affiliates, and without limiting the effect of the foregoing, shall perform the obligations set forth under the attached USAA FSB Information Security Requirements Exhibit C.

(b) Within thirty (30) days after expiration or termination of this Agreement, each Party shall certify to the other in the form attached hereto as the Confidential Information-Certification of Destruction Exhibit B that all Confidential Information of such other Party, including USAA FSB Protected Information, was destroyed and/or returned (at such first Party’s election) to such other Party, except for any Confidential Information that is not electronically retrievable because it is not discrete or severable from such first Party’s data, that cannot be destroyed due to retention periods required by Applicable Law. Any Confidential Information not returned or destroyed will remain subject to and be maintained in a manner compliant with this Article 9.

9.6. Data Breach.

IN THE EVENT OF ANY UNAUTHORIZED DISCLOSURE OR USE OF CUSTOMER AND EMPLOYEE DATA CAUSED DIRECTLY OR INDIRECTLY BY SUPPLIER’S BREACH OF ANY OF ITS OBLIGATIONS UNDER THIS

AGREEMENT, IN ADDITION TO ANY OTHER REMEDIES AVAILABLE TO USAA FSB AT LAW OR IN EQUITY, SUPPLIER AGREES THAT IT SHALL DEFEND AND INDEMNIFY USAA FSB INDEMNIFIED PARTIES FOR ALL OF THE FOLLOWING COSTS AND EXPENSES INCURRED BY USAA FSB AS A RESULT OF SUCH UNAUTHORIZED DISCLOSURE OR USE:

(a) USAA FSB’S ACTUAL COSTS OF ANY CONSUMER AND REGULATORY NOTIFICATIONS THAT ARE REQUIRED UNDER APPLICABLE LAW;

(b) USAA FSB’S ACTUAL COSTS OF ANY CREDIT MONITORING (LASTING A MAXIMUM OF THE GREATER OF TWELVE MONTHS OR SUCH LONGER PERIOD AS REQUIRED BY APPLICABLE LAW) OFFERED TO CONSUMERS INCLUDING USAA MEMBERS AND CUSTOMERS WHO RECEIVED NOTIFICATIONS PURSUANT TO CLAUSE (A) ABOVE;

(c) USAA FSB’S OUT-OF-POCKET COSTS FOR THE ACTUAL AMOUNT OF DAMAGES OR LOSSES SUFFERED BY THE AFFECTED OR IMPACTED CONSUMERS OR OTHERWISE COVERED BY USAA FSB;

(d) REGULATORY FINES, PENALTIES OR SIMILAR CHARGES IMPOSED ON USAA FSB ARISING FROM OR IN CONNECTION WITH THE DATA BREACH AND AFFECTED CONSUMERS; AND

(e) USAA FSB’S ACTUAL COSTS TO INVESTIGATE THE NATURE AND EXTENT OF THE UNAUTHORIZED DISCLOSURE.

9.7. Additional Restrictions on Customer, Member, and Employee Data.

(a) Supplier agrees that, except as USAA FSB expressly agrees otherwise in accordance with the USAA FSB Information Security Requirements in Exhibit C:

(i) all Customer and Employee Data shall remain within the United States;

(ii) all Services involving Access to Customer and Employee Data shall take place within the United States; and

(iii) Supplier may not use Customer and Employee Data, whether individually or in an aggregated format, other than for the Purpose.

(b) Supplier shall impose the obligations and restrictions under this Article 9 on the Assigned Personnel and shall remain fully responsible for their compliance with such obligations and restrictions.

(c) Supplier shall impose the obligations and restrictions under this Article 9 on its Personnel and shall remain fully responsible for Supplier Personnel’s compliance with such obligations and restrictions, including any such additional obligations and restrictions that may be set out in a particular Order Addendum or the Rider incorporated by reference therein.

ARTICLE 10. INSURANCE REQUIREMENTS

10.1. Insurance.

With respect to Supplier’s performance under this Agreement, and in addition to Supplier’s obligation to indemnify, Supplier shall at its sole expense:

(a) Maintain the insurance coverage and limits required by this Article 10 and any additional insurance required by Applicable Law: (i) at all times during the term of this Agreement and until completion of all Services associated with this Agreement, whichever is later; and (ii) with respect to any coverage maintained in a “claims-made” policy, for two (2) years following the term of this Agreement or completion of all Services associated with this Agreement, whichever is later. If a “claims-made” policy is maintained, the retroactive date must precede the commencement of Services under this Agreement;

(b) Either (i) require each Subcontractor who performs Services under this Agreement or enters upon the work site to maintain coverages and limits at least as broad as those listed in this Article 10 or (ii) carry insurance that covers its Subcontractors’ performance of Services or entry upon the work site, from the time when the Subcontractor begins Services, throughout the period during which the Subcontractor provides Services;

(c) Procure the required insurance from an insurance company eligible to do business in the state or states where Services will be performed and having and maintaining a Financial Strength Rating of “A-” or better and a Financial Size Category of “VII” or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Companies except that, in the case of Workers’ Compensation insurance, Supplier may procure insurance from the state fund of any state where Services are to be performed; and

(d) Deliver to USAA certificate(s) of insurance stating the types of insurance and policy limits and showing waiver of subrogation and additional insured status to the extent applicable to each policy. Supplier shall provide or will endeavor to have the issuing insurance company provide at least thirty (30) days’ advance written notice of cancellation, non-renewal, or reduction in limits to USAA. Supplier shall deliver such certificates: (i) prior to execution of this Agreement and prior to commencement of any Service; and (ii) prior to expiration of any insurance policy required in this Article 10; and (iii) for any coverage maintained on a “claims-made” policy, for two (2) years following the expiration or termination of the Term or completion of all Services associated with this Agreement, whichever is later.

10.2. Additional Insurance Covenants.

The Parties further agree that:

(a) the failure of USAA FSB to demand such certificate(s) of insurance or the failure of USAA FSB to identify a deficiency shall not be construed as a waiver of Supplier’s obligation to maintain the insurance required under this Agreement;

(b) the insurance required under this Agreement does not represent that coverage and limits will necessarily be adequate to protect Supplier, nor be deemed as a limitation on Supplier’s liability to USAA FSB in this Agreement;

(c) Supplier may meet the required insurance coverage and limits with any combination of primary and Umbrella/Excess liability insurance for Workers’ Compensation, General Liability, and Auto Liability; and

(d) Supplier is responsible for any deductible or self-insured retention and will waive rights of recovery in favor of USAA FSB, its directors, officers, and employees.

10.3. Commercial General Liability.

Supplier will maintain Commercial General Liability insurance written on Insurance Services Office (ISO) Form CG 00 01 12 07 or a substitute form providing equivalent coverage, covering liability arising from premises, operations, personal injury, products/completed operations, and liability assumed under an insured contract (including the tort liability of another assumed under a business contract) with limits of at least:

(a) $2,000,000 General Aggregate limit;

(b) $1,000,000 each occurrence limit for bodily injury or property damage incurred in any one (1) occurrence;

(c) $1,000,000 each occurrence limit for Personal Injury and Advertising Injury; and

(d) $2,000,000 Products/Completed Operations Aggregate limit.

The Commercial General Liability insurance policy must:

(x) Include USAA FSB and its directors, officers and employees as Additional Insureds. The Additional Insured endorsement may either be specific to USAA FSB or may be “blanket” or “automatic” addressing any person or entity as required by contract;
(y) Include a waiver of subrogation in favor of USAA FSB and its directors, officers, and employees; and
(z) Be primary and non-contributory with respect to any insurance or self-insurance that is maintained by USAA FSB.

10.4. Umbrella/Excess Liability.

Supplier will maintain Umbrella/Excess Liability insurance with limits of at least $4,000,000 each occurrence with terms and conditions at least as broad as the underlying policies. Umbrella/Excess Liability limits will be primary and non-contributory with respect to any insurance or self-insurance that is maintained by USAA FSB.

10.5. Worker’s Compensation.

Supplier will maintain Workers’ Compensation insurance with benefits afforded under the laws of any state in which the Service is to be performed and Employers Liability insurance with limits of at least:

(a) $500,000 for Bodily Injury - each accident

(b) $500,000 for Bodily Injury by disease - policy limits

(c) $500,000 for Bodily Injury by disease - each employee

(d) To the fullest extent allowable by Applicable Law, the policy must include a waiver of subrogation in favor of USAA FSB and its directors, officers and employees.

(e) In states where Workers Compensation insurance is a monopolistic state-run system, Supplier shall obtain Stop Gap Employers Liability with limits not less than $500,000 each accident or disease.

10.6. Professional Liability.

Supplier will maintain Professional Liability (Errors & Omissions) insurance with limits of at least $5,000,000 per claim or wrongful act and $10,000,000 annual aggregate. Supplier shall also maintain Information and Internet Security Liability (Cyber) insurance with limits of at least $5,000,000 per claim or wrongful act and $10,000,000 annual aggregate.

10.7. Business Auto Liability.

Supplier will maintain Business Automobile Liability insurance with limits of at least $1,000,000 each accident for bodily injury and property damage, extending to all owned, hired, and non-owned vehicles. If the Supplier does not own vehicles, this requirement extends only to hired and non-owned vehicles. Such insurance shall include USAA FSB, its directors, officers and employees as Additional Insureds and a waiver of subrogation in favor of USAA FSB its directors, officers and employees. If a motor vehicle is used in connection with the Service, the Business Auto Liability policy will include coverage at least as broad as Insurance Services Office (ISO) CA 99 48 and be endorsed to include Motor Carrier Act endorsement MCS 90.

ARTICLE 11. INDEMNIFICATION

11.1 DEFINITIONS.

(a) “USAA FSB INDEMNIFIED PARTY” SHALL MEAN USAA FSB AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, EMPLOYEES AND AGENTS.

(b) “SUPPLIER INDEMNIFIED PARTY” SHALL MEAN SUPPLIER AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, MEMBERS, EMPLOYEES AND AGENTS.

(c) “CLAIMS” SHALL MEAN ANY AND ALL ALLEGATIONS, LAWSUITS, CLAIMS, LOSSES, LIABILITIES, FINES, DEFENSE COSTS, DISCOVERY COSTS, COURT COSTS, AND ALL OTHER COSTS, INVESTIGATION EXPENSES, AND ALL OTHER EXPENSES, JUDGMENTS, AWARDS,

DAMAGES, LICENSE AND SETTLEMENT FEES AND COSTS, AND REASONABLE ATTORNEY’S FEES.

(d) “INDEMNIFYING PARTY” SHALL MEAN THE PARTY INDEMNIFYING THE INDEMNIFIED PARTY PURSUANT TO SECTION 9.6 OR THIS ARTICLE 11.

11.2. INDEMNIFICATION BY SUPPLIER.

SUPPLIER AGREES TO DEFEND, INDEMNIFY AND HOLD EACH USAA FSB INDEMNIFIED PARTY HARMLESS AGAINST ANY CLAIM TO THE EXTENT THAT SUCH CLAIM ARISES OUT OF OR RELATES TO ANY ACTUAL OR ALLEGED:

(A) BREACH OF REPRESENTATIONS, WARRANTIES, OBLIGATIONS OR COVENANTS FOUND IN THIS AGREEMENT BY OR ON BEHALF OF SUPPLIER OR ITS PERSONNEL;

(B) ACT OR OMISSION BY OR ON BEHALF OF SUPPLIER, ITS SUBCONTRACTORS OR ITS PERSONNEL; OR

(C) FAILURE BY A DEALER TO COMPLY WITH ANY APPLICABLE LAW RELATED TO MARKETING, OFFERING OR SALE OF MOTOR VEHICLES, AND ANY ADDITIONAL PRODUCTS OR SERVICES, THROUGH THE AUTO-BUYING PROGRAM, INCLUDING ALL UNFAIR AND DECEPTIVE PRACTICES LAWS;

PROVIDED, HOWEVER, THAT WITH RESPECT TO ANY REGULATORY OR GOVERNMENTAL ACTION, SUPPLIER SHALL NOT BE LIABLE FOR CLAIMS THAT ARE MERELY “ALLEGED” AND NOT SUBSTANTIATED.

11.3. INDEMNIFICATION BY USAA FSB.

USAA FSB AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH SUPPLIER INDEMNIFIED PARTY AGAINST ANY CLAIM TO THE EXTENT THAT SUCH CLAIM ARISES OUT OF OR RELATES TO ANY ACTUAL OR ALLEGED (A) BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN SECTION 12.1(A), (B) OR (D) OR ARTICLE 9, (B) BREACH OF SECTION 16.3 TO THE EXTENT DIRECTLY CAUSED BY AN OFFICIAL WRITTEN STATEMENT ISSUED BY AN AUTHORIZED REPRESENTATIVE OF USAA FSB OR (C) ACT OR OMISSION BY USAA FSB OR ANY OF ITS PERSONNEL THAT CONSTITUTES NONCOMPLIANCE WITH APPLICABLE LAWS.

11.4. INTELLECTUAL PROPERTY INDEMNITY.

iWITHOUT DUPLICATING ANY INDEMNITY PROVIDED PURSUANT TO SECTION 11.2 (IN PARTICULAR IN THE CASE OF A BREACH OF SECTION 12.1(D)), SUPPLIER WILL DEFEND, INDEMNIFY, AND HOLD HARMLESS EACH USAA FSB INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL CLAIMS FOR, OR ARISING OUT OF, ANY ACTUAL OR ALLEGED INFRINGEMENT, MISAPPROPRIATION, OR VIOLATION OF, ANY INTELLECTUAL PROPERTY RIGHTS (INCLUDING PATENT INFRINGEMENT), OR OTHER PROPRIETARY RIGHTS, TO THE EXTENT BASED UPON, INCIDENT TO OR CONNECTED WITH, OR ARISING OUT OF OR RELATING TO, IN WHOLE OR IN PART:
ii
(A) THE SERVICES, DELIVERABLES, SOFTWARE OR ANYTHING ELSE PROVIDED OR PERFORMED BY OR THROUGH SUPPLIER PURSUANT TO THIS AGREEMENT;

(B) ANY SYSTEM, SOFTWARE, HARDWARE, SERVICE, OR METHOD USED OR IMPLEMENTED BY OR THROUGH SUPPLIER IN THE FULFILLMENT, EXERCISE, OR PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT; OR

(C) ANY MODIFICATION TO THE SERVICES, DELIVERABLES, SOFTWARE, OR ANYTHING ELSE PROVIDED BY OR THROUGH SUPPLIER; PROVIDED, THAT SUCH MODIFICATION WAS MADE WITH THE WRITTEN APPROVAL OF SUPPLIER, OR SUCH MODIFICATION WAS PERMITTED BY THE DOCUMENTATION OR ANY UPDATE THERETO.

11.5. EXCLUSIONS.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, SUPPLIER SHALL HAVE NO OBLIGATION TO INDEMNIFY, DEFEND OR HOLD HARMLESS A USAA FSB INDEMNIFIED PARTY AS AND TO THE EXTENT A CLAIM OTHERWISE SUBJECT TO INDEMNIFICATION BY SUPPLIER UNDER SECTION 11.4, OR SECTION 11.2(A) ARISING FROM SUPPLIER’S BREACH OF SECTION 12.1(D): (A) ARISES FROM USAA FSB’S USE OF THE SERVICES, DELIVERABLES, SOFTWARE, MATERIALS OR ANYTHING ELSE PROVIDED OR PERFORMED BY SUPPLIER HEREUNDER (THE “INDEMNIFIED MATERIALS”) IN VIOLATION OF THIS AGREEMENT OR OTHER TERMS RELATING TO THE INDEMNIFIED MATERIALS MUTUALLY AGREED UPON IN WRITING; (B) WOULD NOT HAVE ARISEN ABSENT THE USE OF THE INDEMNIFIED MATERIALS IN COMBINATION WITH TECHNOLOGY OR SYSTEMS NOT PROVIDED BY SUPPLIER AND NOT AUTHORIZED OR OTHERWISE RECOMMENDED BY SUPPLIER IN WRITING IN ADVANCE OF SUCH USE; OR (C) ARISES FROM USAA FSB’S FAILURE TO PROMPTLY CEASE USE OF THE AFFECTED INDEMNIFIED MATERIAL FOLLOWING THE PROVISION OF ANY MODIFICATION, CHANGE, ADDITION OR CORRECTION TO THE INDEMNIFIED MATERIAL BY SUPPLIER PURSUANT TO SECTIONS 11.6(B) OR 11.6(C); PROVIDED, IN THE CASE OF THIS CLAUSE (C), THAT SUPPLIER HAS NOTIFIED USAA FSB THAT IT IS REQUIRED TO ADOPT SUCH MODIFICATION, CHANGE, ADDITION OR CORRECTION IN ORDER TO MITIGATE THE RISK OF A THIRD-PARTY INFRINGEMENT CLAIM.

11.6. IP INFRINGEMENT MITIGATION.

IN ADDITION TO, AND NOT IN LIEU OF, SUPPLIER’S INDEMNITY OBLIGATIONS, SHOULD THE USE OF ANY INDEMNIFIED MATERIALS BECOME RESTRICTED, ENCUMBERED, OR ENJOINED BY REASON OF ANY ACTUAL OR ALLEGED INFRINGEMENT, MISAPPROPRIATION, OR VIOLATION OF INTELLECTUAL PROPERTY RIGHTS (INCLUDING PATENT INFRINGEMENT) OR OTHER PROPRIETARY RIGHTS, SUPPLIER SHALL PROMPTLY AND AT NO ADDITIONAL COST TO USAA FSB:

(a) OBTAIN FOR USAA FSB THE RIGHT TO CONTINUE TO USE AS CONTEMPLATED HEREUNDER THE AFFECTED INDEMNIFIED MATERIALS;

(b) MODIFY THE AFFECTED INDEMNIFIED MATERIALS TO RENDER NON-INFRINGING SO AS TO REMOVE THE CAUSE OF THE CLAIM (PROVIDED THAT SUPPLIER’S MODIFICATION WILL NOT MATERIALLY DEGRADE THE PERFORMANCE, FUNCTIONALITY, OPERATION, OR OTHERWISE ADVERSELY AFFECT THE INTENDED USE OF THE AFFECTED INDEMNIFIED MATERIALS); OR

(c) REPLACE THE AFFECTED INDEMNIFIED MATERIALS WITH EQUALLY SUITABLE FUNCTIONALLY EQUIVALENT, COMPATIBLE, NON-INFRINGING SERVICES, DELIVERABLES, SOFTWARE, OR MATERIALS WHICH WILL BE SUBJECT TO THE TERMS OF THIS AGREEMENT.

IF, NOTWITHSTANDING SUPPLIER’S COMMERCIALLY REASONABLE EFFORTS PURSUANT TO THIS SECTION 11.6, IF USAA FSB IS NOT PERMITTED TO CONTINUE USE OF ANY INDEMNIFIED MATERIALS AS CONTEMPLATED HEREUNDER, THEN USAA FSB MAY BE ENTITLED TO TERMINATE THE APPLICABLE ORDER ADDENDUM (IN WHOLE OR, SOLELY TO THE EXTENT OF THE CURTAILED PERFORMANCE, IN PART) UPON WRITTEN NOTICE TO SUPPLIER. SUPPLIER WILL REFUND THE APPLICABLE FEE(S) AND THE PRO-RATA PORTION OF ANY PREPAID SERVICES FEES TO USAA FSB (IF ANY). THE FOREGOING REMEDIES WILL NOT LIMIT ANY OF USAA FSB’S OTHER RIGHTS OR REMEDIES AVAILABLE AT LAW, EQUITY, CONTRACT OR OTHERWISE, OR LIMIT OR AFFECT SUPPLIER’S OBLIGATIONS AS OTHERWISE SET FORTH IN THIS AGREEMENT.

11.7. INDEMNIFICATION PROCEDURE.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 9.6 or this Article 11 in respect of a claim made by any Person not a party to this Agreement against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of such Third Party Claim within fifteen (15) Business Days after receipt by such Indemnified Party of written notice of such Third Party Claim; provided, however, that failure to give such notification within the time period specified in this sentence shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party as promptly as practicable, and in any event within fifteen (15) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice, subject to the limitations set forth below.  Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time, and the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its expense. Notwithstanding the foregoing and without limitation of any right of an Indemnified Party to indemnification pursuant to this Article 11, the Indemnified Party shall have the right to independently control and assume the defense of any Third Party Claim to the extent involving a proceeding, action, investigation or Claim initiated by a Regulator or any other governmental authority; provided, that the Indemnified Party shall consult with the Indemnifying Party upon the Indemnifying Party’s reasonable request for such consultation from time to time. The Indemnified Party shall not be required to share any information to the extent prohibited by applicable confidentiality restrictions as a part of such consultation.

(c) Without limitation to any right of an Indemnified Party to recover for Claims pursuant to this Article 11 or Section 9.6 (including with respect to reasonable legal fees and expenses related to any Third Party Claim described in Section 11.7(b) pertaining to any Claim initiated by a governmental authority), if the Indemnified Party elects to assume or participate in any such defense and to employ separate counsel, the Indemnifying Party shall be responsible for all reasonable costs and expenses actually incurred by the Indemnified Party in defending any such Third Party Claim (including reasonable legal fees of the Indemnified Party’s separate counsel) if: (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interests; or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to timely or diligently pursue a Third Party Claim it has assumed.  Unless and until the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not settle such Third Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except that the Indemnifying Party shall have the right to settle such Third Party Claim without the consent of the Indemnified Party if such settlement:  (x) does not involve any admission by the Indemnified Party of any violation of Applicable Law; (y) does not involve any relief against the Indemnified Party other than monetary damages for which the Indemnifying Party agrees in writing to indemnify the Indemnified Party (subject to the limitations in this Article 11); and (z) provides a customary release of the Indemnified Party in connection with such Third Party Claim in form and substance reasonably satisfactory to the Indemnified Party.

11.8. LIMITATION OF LIABILITY.

EXCEPT FOR (X) LIABILITY FOR WHICH A PARTY HAS AN EXPRESS OBLIGATION TO INDEMNIFY UNDER SECTIONS 9.6, 11.2(A), 11.2(B), 11.3 AND 11.4, (Y) RECKLESSNESS, FRAUD OR WILLFUL MISCONDUCT AND (Z) A DISCLOSURE OF CONFIDENTIAL INFORMATION IN BREACH OF ARTICLE 9, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR SUBCONTRACTORS, AND THEIR RESPECTIVE PERSONNEL, FOR

(I) ANY LOSS, DAMAGE OR EXPENSE RELATING TO THIS AGREEMENT OR THE SERVICES OR DELIVERABLES IN AN AMOUNT IN EXCESS OF FIFTY MILLION DOLLARS ($50,000,000) IN THE AGGREGATE INCLUDING ANY INDEMNITY CLAIM ASSERTED BY ANY USAA FSB INDEMNIFIED PARTY PURSUANT TO SECTION 11.2(C), PROVIDED HOWEVER THAT THE AGGREGATE AMOUNT OF LOSS, DAMAGE OR EXPENSE RELATING TO MATTERS ARISING PRIOR TO THE EFFECTIVE DATE SHALL NOT EXCEED TWENTY MILLION DOLLARS ($20,000,000) OR

(II) ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR EXEMPLARY LOSS, DAMAGE, OR EXPENSE RELATING TO THIS AGREEMENT OR THE SERVICES.

NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY INDEMNITY CLAIM ASSERTED PURSUANT TO SECTIONS 11.2(A), 11.2(B), AND 11.3, THE INDEMNIFYING PARTY SHALL HAVE NO LIABILITY TO THE

INDEMNIFIED PARTY UNLESS THE AMOUNT OF INDEMNIFIED PARTY’S INDEMNITY CLAIMS (OR SERIES OF RELATED CLAIMS) EXCEEDS ONE MILLION DOLLARS ($1,000,000.00) (“DEDUCTIBLE”) IN THE AGGREGATE, WHEREUPON THE INDEMNIFIED PARTY SHALL BE ENTITLED TO RECOVER ONLY THE AMOUNT OF THE CLAIMS THAT EXCEEDS THE DEDUCTIBLE, EXCLUDING ALL CLAIMS BASED ON RECKLESSNESS, FRAUD OR WILLFUL MISCONDUCT. FOR THE AVOIDANCE OF DOUBT, THE DEDUCTIBLE SHALL BE DETERMINED IN THE AGGREGATE BASED ON ALL INDEMNITY CLAIMS PERTAINING TO THE AGREEMENT UNDER ALL SECTIONS AND SHALL NOT BE DEEMED TO BE A PER-CLAIM DEDUCTIBLE.

11.9 Exclusive Remedies. Except with respect to a Party’s claims based on fraud by the other Party, the rights and remedies of the Parties expressly set forth in this Agreement are exclusive and in lieu of any and all other rights and remedies that such Parties or their respective Affiliates, shareholders, members, employees, personnel or agents may have against the other Party with respect to this Agreement and with respect to the transactions contemplated under this Agreement, at law or in equity.

ARTICLE 12. REPRESENTATIONS, WARRANTIES, AND COVENANTS

12.1. Authority and Non-Infringement.

Each Party represents, warrants, and covenants to the other that:

(a) it has all rights and authority to enter into this Agreement and each Order Addendum, and to perform its obligations hereunder and thereunder, free of all liens, claims, encumbrances, security interests and other restrictions other than any such restrictions imposed by third-party licenses disclosed to such other Party;

(b) the execution and performance of this Agreement, does not and will not constitute a breach of, or create a conflict with, any contract, license or agreement with any third party to which such Party is a party;

(c) as of the Effective Date, there are no actual, threatened or pending legal actions that have or may have an adverse effect on Supplier’s performance under this Agreement; and

(d) the technology (which, for Supplier, includes the Services, Deliverables, Documentation) and any other information or materials provided in connection with this Agreement, and the use thereof (and the exercise of any rights with respect thereto) in accordance with the provisions of this Agreement, will not infringe (whether directly, by contribution, inducement or otherwise), misappropriate or violate the Intellectual Property Rights or other rights of any third party, or violate any Applicable Law.

12.2. Deliverables Standards.

Supplier represents, warrants and covenants that throughout the applicable warranty period, each Deliverable will materially conform to the specifications and other requirements set out in the applicable Order Addendum, including the Acceptance Criteria, and will be without any defect, failure, malfunction or nonconformity that prevents such Deliverable from materially complying or operating in accordance with the applicable Acceptance Criteria, warranty, representation or specification provided by Supplier (“Defect”). If Supplier receives notice of a Defect during the warranty period, then Supplier will correct the Defect as promptly as reasonably practicable at no additional charge and in any event within thirty (30) days of receiving such notice. If Supplier is unable or unwilling to correct a Defect that has been identified during the warranty period, then USAA FSB may terminate the applicable Order Addendum (in whole or in part) upon notice to Supplier. Unless otherwise specified on the Order Addendum, the warranty period for purposes of Deliverable performance shall be one (1) year following the date USAA FSB accepts the Deliverable.

12.3. Services Standards.

Supplier represents, warrants and covenants that (a) any Services provided under or in connection with this Agreement will be provided, in a timely and professional manner, by diligent, qualified licensed (as applicable) and skilled individuals with appropriate expertise, certification, ongoing training and knowledge, and in conformity with Applicable Law and with customary industry practices and standards; (b) Supplier and any Subcontractors have the required certifications and/or licenses consistent with Applicable Law and with industry best practices or industry standards; and (c) the Services will materially conform to the descriptions of the Services expressly set forth in this Agreement and the Order Addenda. If Supplier fails to provide the Services in accordance with the foregoing representations and warranties in this Section 12.3, and USAA FSB so notifies Supplier within Supplier within thirty (30) days following the date of such failure, then Supplier will re-perform the applicable Service.

12.4 Business Conduct.

Supplier and its Representatives acknowledge, understand and agree to follow the USAA Supplier Code of Conduct (https://content.usaa.com/mcontent/static_assets/Media/USAA_Supplier_Code.pdf?cacheid=2088176133_p). Supplier and its Representatives shall not engage in behavior that may create a conflict of interest or the appearance of a conflict of interest with USAA or USAA FSB, including recommending any third party products or services in which Supplier, its Affiliates or employees have an interest, financial or otherwise. Supplier shall not offer any gifts, favors, entertainment or other forms of non-contractual consideration to USAA FSB or its employees. Supplier shall direct questions and report misconduct involving conflicts of interest, the offer or acceptance of gifts, favors, entertainment and other forms of non-contractual consideration, or suspected fraud internal to USAA FSB, to USAA’s Ethics Program Coordinator or the USAA Ethics Helpline at 1-855-208-8583.

12.5 Information Provided by Supplier.

Supplier represents, warrants and covenants that all information provided by Supplier in connection with USAA FSB’s consideration of the Services and Deliverables to be provided under this Agreement (including RFP Responses, or RFI Responses) is true and accurate as date it is provided. Supplier shall, at USAA FSB’s request (which request shall specifically identify the information in question), confirm or update the accuracy of any such information as promptly as reasonably practicable following such request.

12.6 Fraud Prevention and Detection Warranties.

Supplier represents, warrants and covenants that with respect to any performance by or through Supplier under this Agreement, appropriate safeguards have been implemented and shall be maintained to detect, prevent, and deter fraudulent activity, and Supplier shall ensure adherence to the most current industry best practices to detect, prevent, and deter fraud, including:

(a) establishing and maintaining a unit or division (or designate a person) with the responsibility for implementing the most current industry best practices for detecting and preventing fraud by Personnel;

(b) adopting written procedures and an anti-fraud plan for the education and training of all Personnel;

(c) preventing Access to Customer and Employee Data other than in the performance of the Services hereunder;

(d) systems fraud detection that monitors any unusual or suspicious activities by all Personnel;

(e) detecting and preventing unauthorized Access to Supplier’s system(s) and USAA’s Systems; and

(f) working with USAA FSB to develop fraud indicators that will alert USAA FSB to potential fraud and abuse from Members and other customers.

Additionally, Supplier represents, warrants and covenants that it shall cooperate fully with USAA FSB when investigating any actual or alleged illegal or fraudulent activity by any Personnel of Supplier as provided in the Fraud Investigation by USAA Exhibit D.

12.7. Documentation.

Supplier represents, warrants and covenants that any Documentation provided hereunder will describe with reasonable accuracy those components, features or functionality of the applicable Software, Services and/or Deliverables that are expressly required to be described in such Documentation under an applicable Order Addendum.

12.8. Drug and Alcohol Policy.

Supplier represents and warrants that it has a zero-tolerance policy with respect to the use of drug and alcohol during the performance of its Personnel’s duties, and that it shall cause its Personnel granted USAA campus Access to comply with

USAA’s Third Party Worker Handbook, security policies and drug and alcohol policies while on USAA’s or USAA FSB’s campus.

ARTICLE 13. AUDIT RIGHTS

13.1. General Audit.

(a) In order for USAA FSB to perform audits and inspections to verify the compliance of Supplier with this Agreement, Supplier will provide reasonable access during its regular business hours to the facilities and records set forth in this Article 13, to USAA FSB and its Affiliates and their respective auditors, consultants and other Representatives as USAA FSB may from time to time designate in writing, who have agreed to be bound by confidentiality provisions at least as restrictive as those in this Agreement. The purpose of such access shall be limited to verifying the compliance of Supplier with this Agreement. In addition to any other audit rights provided, USAA FSB may from time to time conduct a discretionary audit on reasonable advance notice (to the extent permitted by Applicable Law or any applicable Regulator) to Supplier if (i) Supplier’s Services, premises or facilities reflect significant compliance, quality or security concerns or (ii) USAA FSB reasonably suspects a material non-compliance with Applicable Law.

(b) In addition to any other audit or assessment rights granted in this Agreement, throughout the Term of the Agreement, Supplier will provide documentation on a quarterly basis for, and permit USAA compliance Personnel and/or a third party authorized by USAA to perform, if necessary, on-site assessments of the compliance controls, compliance output controls, compliance training and complaints (if applicable) received by Supplier in accordance with all applicable laws and regulations.  Assessments will be performed during Supplier’s regular business hours, and will be at a date and time agreed to by both Parties.  USAA and Supplier will each bear its own costs for the compliance assessments.

13.2. Record Retention.

Supplier will maintain accurate copies of those records that constitute Auditable Records as a result of clause (i) of that definition with respect to any given Order Addendum (a) for a period of seven (7) years from the later of the Effective Date of this TSA or the date Services under such Order Addendum are completed or (b) such longer period as required by Applicable Law.

13.3. Access.

Supplier shall provide USAA FSB and its Representatives with access to such facilities and any systems, equipment, software, electronic records (and systems to access such electronic records), or personnel at such facilities, in a timely manner and during regular business hours. USAA FSB will provide Supplier at least ten (10) Business Days’ advance notice of the need for access to Supplier’s facilities or records pursuant to this Section 13.3, the specific facilities and records that the auditing Party intends to audit and the particularized purpose of such audit.

13.4. Cooperation.

Supplier will provide to such auditors, inspectors, regulators, and Representatives such assistance as they reasonably require, including installing and operating audit software. In the event such audit software is to be installed on Supplier’s systems, Supplier shall have the right to review and certify the software for use on its Systems prior to its installation (such review and certification to be coordinated and performed in an expeditious manner). Supplier will reasonably cooperate with USAA FSB or its designees. Following an audit or examination, USAA FSB will conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with Supplier to discuss the preliminary factual findings of such audit or examination.

13.5. Review of Audit Reports.

Supplier and USAA FSB will meet to review each audit report promptly after the issuance thereof and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Supplier shall have an opportunity to respond to any of USAA FSB’s audit results.

13.6. Audit Expenses.

Supplier shall bear its own expenses related to any audits or reviews conducted pursuant to this Article 13. USAA FSB shall bear its own expenses related to any audits conducted pursuant to this Article 13; provided, however, that if such audit (a) results in a correction of an overcharge by Supplier in billing or incorrect remittance of amounts pursuant to Section 5.2, (b) finds actions or failures to act by Supplier that could result in a fine on USAA FSB due to non-compliance with any Applicable Law, (c) results in discovery of a breach of confidentiality or (d) any other non-compliance with the terms of this Agreement, in the case of each of clauses (a) through (d) that results (or would reasonably be expected to result) in an adverse effect on USAA FSB with a financial impact equal to or greater than two percent of the aggregate amounts paid by Supplier to USAA FSB and its Affiliates pursuant to this Agreement or the Original Services Agreement during the most recently completed calendar year before the beginning of the audit in question, Supplier shall reimburse USAA FSB any amounts incurred by USAA FSB with respect to such audit and will reimburse USAA FSB for the amount payable in connection with such audit. For clarity, nothing in this Section 13.6 shall affect USAA FSB’s rights to pursue all remedies in law and equity, including exercising any right that it might have to terminate this Agreement in accordance with Section 4.3. If any audit results in an adjustment to prior billings or other amounts payable pursuant to Section 5.2 (either an undercharge or an overcharge), then within thirty (30) days of the Parties’ reaching agreement with respect to the audit adjustment:

(a) Supplier shall provide USAA FSB an invoice for, and USAA FSB will pay, the amount of any applicable undisputed undercharge or overpayment of amounts pursuant to Section 5.2; and/or

(b) Supplier will issue a credit or write a check to USAA for any overcharge or underpayment of amounts pursuant to Section 5.2.

ARTICLE 14. CHANGE CONTROL

14.1. Changes by Supplier.

Other than as set forth in the Order Addendum pursuant to which they are provided (or in a duly-executed amendment thereto), Supplier shall not alter the functionality, composition, cost or pricing of the Services, the manner in which they are provided or the performance standards or technical environment of the systems through which they are provided; provided, that, notwithstanding anything in this Agreement to the contrary, Supplier shall have the right to make any alteration to the functionality or composition of the Services, the manner in which they are provided or the performance standards or technical environment of the systems through which they are provided that Supplier reasonably expects will be, individually or in the aggregate with other such alterations, immaterial in nature and effect and do not impact the effective transition or wind down of Auto-Buying Program in any material respect. Supplier shall, at USAA FSB’s request, provide USAA FSB with a reasonably detailed description of all changes made without an amendment to an Order Addendum pursuant to this Section 14.1 as promptly as reasonably practicable following such request.

14.2. Changes by USAA FSB.

(a) In General. Other than as set forth in an Order Addendum (or in a duly-executed amendment thereto) and subject to Section 14.2(c), USAA FSB shall provide Supplier with one hundred twenty (120) days’ prior written notice (a “USAA FSB Alteration Notice”) of any alteration to the functionality, availability or accessibility of, or the user experience associated with, the ABP Website, the Auto-Buying Program or any other such program, which alteration USAA FSB reasonably expects will be, individually or in the aggregate with other such alterations, material in nature or effect.

(b) Discussion. Following the delivery of a USAA FSB Alteration Notice, the Parties shall discuss in good faith, and USAA FSB shall use its commercially reasonable efforts to accommodate, any concerns that Supplier may have with the matters set forth in such USAA FSB Alteration Notice.

(c) Compliance with Applicable Law. If USAA FSB is required by a Regulator or otherwise by Applicable Law to make any alteration that would otherwise be subject to the requirements of Section 14.2(a), USAA FSB shall be permitted to provide a shorter period of notice necessary to permit USAA FSB to be in compliance with such requirement.

ARTICLE 15. [RESERVED]

ARTICLE 16. GENERAL PROVISIONS

16.1. USAA Mission and Veterans Preference.

The mission of USAA is to facilitate the financial security of its Members, associates, and their families through the provision of a full range of highly competitive financial products and services. In so doing, USAA seeks to be the provider of choice for the military community. Providing for the financial security of honorably discharged veterans and their families is at the core of USAA’s mission. Veterans and their family members have a deep understanding of the challenges and needs of our Members and add valuable insight into a supplier’s operations. Suppliers that provide products and services to USAA and its Members are encouraged to explore opportunities for veterans and their family members, and use veteran-owned businesses to provide or support the Services under this Agreement.

16.2. EEOC Notice.

The Parties shall abide by the requirements of 41 CFR 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, national origin, sexual orientation, and gender identity or expression. Moreover, these regulations require that covered parties take affirmative action to employ and advance in employment of individuals without regard to race, color, religion, sex, national origin, sexual orientation, gender identity or expression, protected veteran status or disability.

16.3. Publicity.

Neither Party shall, without the express written consent of the other Party:

(a) use the name, Trademarks, trade dress or domain names of the other Party, or its Affiliates, in any advertising, publicity, public statements (oral or written), press release, promotions or other materials (provided, that nothing in this Agreement shall prevent or restrict Supplier from making such public statements or press releases as it may deem necessary in light of its status as a public company);

(b) disclose any term of this Agreement or other written agreements associated herewith to any third party other than such Party’s legal or financial advisors under a duty of confidentiality, except (i) if such disclosure is in compliance with the confidentiality obligations of this Agreement, (ii) as may be required in order to enforce this Agreement in a court of competent jurisdiction (provided, that the disclosing Party shall use commercially reasonable efforts to obtain confidential treatment, including by seeking to file it under seal, of any such terms in connection with such enforcement), (iii) that nothing in this Agreement shall prevent or restrict Supplier from making such filings as it is advised by legal counsel that the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated under each of them and related forms of Applicable Law require it to make with the United States Securities and Exchange Commission (provided, that Supplier shall redact from any such filing such sensitive financial information as it is advised by legal counsel that it may lawfully redact) and (iv) that either Party may disclose to any third party any information that has become publicly available by virtue of filings with the United States Securities and Exchange Commission made by Supplier pursuant to Section 16.3(b)(iii); or

(d) with respect to Supplier, represent that any Service, Software or Deliverable provided hereunder has been used, approved or endorsed by USAA FSB or its Affiliates.

In the case of USAA FSB, written consent for the forgoing uses may only be granted by USAA FSB Brand Management. In the event consent is granted, Supplier shall follow all USAA FSB trademark and branding usage guidelines, as amended from time to time, and any other usage restrictions imposed by USAA FSB. Each Party granting approval for use of its or its Affiliates’ names, Trademarks, trade dress or domain names under this Section 16.3 may revoked its approval in its sole discretion at any time and the other Party shall promptly cease the use for which the approval was revoked. The Parties shall cooperate with respect to the content and messaging of any Member communications and Portal messaging concerning the transition and wind down of the Auto-Buying Program. Consent by Parent to use the “USAA” trademarks under the Original Services Agreement shall be deemed to be consent under the TSA to use such trademark for communications pertaining to the Auto-Buying Program that are in process as of the Effective Date.

16.4. Risk of Loss.

Supplier shall bear the risk of loss of, or damage to, any Deliverables provided hereunder while in transit to, and delivered to, a secure location at USAA FSB’s, its Affiliate’s or designee’s premises, and will be responsible for all costs associated therewith.

16.5. Audited Financial Statements.

If, as a result of the Supplier no longer being a publicly-traded company (that is, no longer being subject to the reporting requirements of the federal securities laws), the financial statements of the Supplier with respect to any fiscal year or fiscal quarter of the Supplier are not made publicly available on the website maintained by the Securities and Exchange Commission for that purpose following the end of any such fiscal year or fiscal quarter, and at any time that USAA FSB is unable to access such website, the Supplier shall, at USAA FSB’s request, provide current (year to date) and historic (previous three (3) years) financial statements with respect to such fiscal year or fiscal quarter, audited when available, which financial statements shall include a balance sheet, income statement, statement of changes in stockholder’s equity, statement of cash flows and notes to the financial statements. If the financial statements are unaudited, the chief financial officer (or, if none, the officer serving as principal financial officer) must certify the accuracy and completeness of the statements. The frequency of such requests shall be at the sole discretion of USAA FSB.

16.6. Receivership Rights and Effect of Receivership.

If USAA FSB is placed in receivership by the FDIC under Sections 11 and 13 of the Federal Deposit Insurance Act, all rights of USAA FSB under this Agreement extend to the FDIC. Supplier shall continue to provide the Services and to maintain any systems, programs and other infrastructure in support of this Agreement notwithstanding USAA FSB’s placement into receivership by the FDIC under the Federal Deposit Insurance Act, and Supplier shall make them available, as requested, to the FDIC and to an acquirer of USAA FSB or of any of USAA FSB’s business lines or assets relevant to this Agreement so long as USAA FSB’s obligations hereunder continue to be performed.

16.7. Dispute Escalation.

Without impairing a Party’s rights to terminate this Agreement as provided herein, the Parties shall first attempt to resolve any disputes, claims or controversies arising out of or related to this Agreement, including any claim under Applicable Law, other than to seek equitable relief in accordance with Section 16.18 to obligations relating to confidentiality, intellectual property or publicity (“Dispute”), in accordance with the informal Dispute resolution procedures described below in the Dispute Escalation Procedure section.

16.8. Dispute Escalation Procedure.

Prior to the filing of any suit with respect to a Dispute (other than a suit seeking injunctive relief with respect to Intellectual Property Rights), the Party believing itself aggrieved (the “Invoking Party”) will call for progressive management involvement in the Dispute negotiation by giving written notice to the other Party. Such a notice will be without prejudice to the Invoking Party’s right to any other remedy at law, in equity or as permitted by this Agreement. USAA FSB and Supplier will use best efforts to arrange personal meetings and/or telephone conferences as needed, at mutually convenient times and places, between their negotiators at the following successive management levels, each of which will have a period of allotted time as specified below in which to attempt to resolve the Dispute:

Level	Supplier	USAA	Timeframe
First Level	Senior Vice President of Partner Development, USAA	Sourcing & Procurement Manager or Director	5 Business Days
Second Level	Executive Vice President of Partner & OEM Development	Executive Director or AVP Contracting	5 Business Days
Third Level	Chief Financial Officer	Senior Procurement Officer	5 Business Days

16.9. Timing.

The allotted time for the first-level negotiators will begin on the date of the Invoking Party’s notice. If a resolution is not achieved by the negotiators at any given management level at the end of their allotted time, then the allotted time for the negotiators at the next management level, if any, will begin immediately. If negotiators at the final management level do not achieve a resolution within their allotted time, then either Party may commence litigation.

16.10. Governing Law.

This Agreement shall for all purposes be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws principles that would require the application of the laws of a different jurisdiction.

16.11. Jurisdiction and Venue.

Any dispute, action or proceeding arising out of or related to this Agreement shall be commenced in the Court of Chancery of the State of Delaware located in New Castle County, Delaware (or, if that court lacks jurisdiction, then in the United States District Court for the District of Delaware located in New Castle County, Delaware), and any appellate courts therefrom. Each Party agrees that these courts shall have exclusive jurisdiction over any such dispute, action or proceeding, and irrevocably submits and waives any objections to the personal jurisdiction and venue of such courts, including any objections based on forum non conveniens.

16.12. Waiver of Jury Trial.

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (A) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 16.12.

16.13. Notices.

Any notice, demand or other communication (collectively, “Notice”) required or permitted under this Agreement shall be in writing, and shall be deemed to have been duly given (i) when actually received by the Representative(s) designated to receive Notices for the intended recipient or (ii) when delivered to the address set forth below for such Representative(s) (or if applicable, set forth in the applicable Order Addendum), provided the Notice is sent to such Representative(s) by the United States Postal Service using certified or registered mail (return receipt requested) or via a reputable express courier service with tracking capabilities (such as FedEx or UPS)). Notices shall be directed to the addresses set forth below and shall be deemed effective upon receipt (or if delivery is refused, on the date of such refusal). Either Party may from time to time change its address for notices by providing written Notice of such change to the other Party.

If to USAA FSB:  United Services Automobile Association
         Global Sourcing & Procurement
9800 Fredericksburg Road, B-SVC-E
          San Antonio, TX 78288
          Attn: Senior Procurement Officer

with a copy to:  United Services Automobile Association
           Office of the General Counsel
           9800 Fredericksburg Road
           San Antonio, TX 78288
           Attn: Technology and Transactions Counsel

and a copy to:  United Services Automobile Association
           Office of the General Counsel
           9800 Fredericksburg Road
           San Antonio, TX 78288
           Attn: Bank Counsel

If to Supplier:   TrueCar, Inc.
        120 Broadway, Suite 200
        Santa Monica, CA 90401
         Attn: General Counsel

16.14. Reciprocal Interinsurance Exchange.

Supplier understands that United Services Automobile Association is a reciprocal interinsurance exchange, and as such, Supplier agrees that no personal liability shall extend to any officer, director, member, agent or employee of United Services Automobile Association. Supplier shall look solely to the assets of USAA for satisfaction of this Agreement.

16.15. Relationship of the Parties.

The Parties agree that each is being engaged as an independent entity. Nothing contained in this Agreement, nor any action taken by any Party, shall create any agency, employment, partnership, fiduciary or joint venture relationship between the Parties and/or the Parties’ Representatives. As between USAA FSB and Supplier, Supplier shall be solely responsible for its Personnel, regardless of where such Personnel are located. Supplier’s Personnel are not eligible for and may not participate in any USAA FSB benefit plans. Supplier will provide all Services and/or Deliverables as an independent contractor.

16.16. Third-Party Beneficiaries.

Except as provided in herein, this Agreement is for the sole benefit of the Parties hereto and nothing herein, express or implied, shall give, or be construed to give, any rights hereunder to any other person, including any Subcontractors, sub-vendors, or anyone designated as a reseller.

16.17. Attorney’s Fees and Costs.

In any action, suit or proceeding to enforce this Agreement, the prevailing Party shall be, in addition to any other relief it may receive, entitled to recover from the other Party its reasonable attorney’s fees and costs incurred in connection therewith.

16.18. Equitable Relief.

Each Party recognizes that any actual or threatened breach of obligations under this Agreement related to confidentiality, Intellectual Property or publicity would cause irreparable harm to the non-breaching Party, the extent of which would be difficult and impractical to assess, and that money damages would not be an adequate remedy for such breach. Accordingly, in addition to (and without prejudice to) all other rights and remedies available under the circumstances, each Party shall be entitled to seek equitable relief in the event of any such breach, threatened or actual, without posting a bond or security.
16.19. Cumulative Remedies and Offsets.

Except as expressly provided herein, the rights and remedies of each Party under this Agreement are cumulative, and are in addition to (not in lieu of) all other rights and remedies available at law or in equity. In the event of a claim by USAA FSB for loss or damages arising from or in connection with a breach for which Supplier is responsible, USAA FSB shall be entitled to adjust the amounts claimed against future or outstanding payments due, or which may become due, to Supplier.

16.20. Assignment.

Neither Party may assign this Agreement or any of its rights or interests hereunder, nor delegate any obligation to be performed hereunder, without the prior written consent of the other Party. Furthermore, any Change of Control of Supplier shall be deemed an assignment under this Section 16.20. Any attempted assignment or delegation in contravention of this Section 16.20 shall be null and void, and of no force or effect and shall permit the non-assigning Party to immediately terminate this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the legal successors and permitted assigns of the Parties.

16.21. Waiver.

No rights of a Party or breach by the other Party of any provision hereunder shall be waived by any act, omission, delay, course of dealing, or knowledge of a Party, except by a written document executed by a duly authorized Representative of the waiving Party. Any waiver on one occasion shall not constitute a waiver of any prior, concurrent or subsequent occasions.

16.22. Electronic Document.

This Agreement (which includes any Order Addenda thereto) may be signed electronically using a means reasonably designed to acknowledge assent. If this Agreement is electronically signed, it: (a) is considered a “writing” or “in writing,” (b) is deemed for all purposes as physically “signed,” (c) is deemed an “original” when printed or copied from electronic files or records established and maintained in the normal course of business, and (d) satisfies any legal formalities requiring that agreements be in writing. Neither Party shall contest the admissibility of copies of this Agreement (or printed version of same) under either the business records exception to the hearsay rule or the best evidence rule or otherwise on the basis that this Agreement was originated, signed or maintained in electronic form. Other than an original hand written signature or an electronic signature of the same formality used to originally execute this Agreement, no other communication between the Parties (such as email, voice mail or fax without a signature) shall be construed as a signature to this Agreement (or any amendments hereto or any waiver hereof).

16.23. Counterparts.

This Agreement, any amendments hereto, and any waiver hereof, may be executed in counterparts, all of which taken together shall constitute one single agreement between the Parties. If electronic signatures are used for this purpose, either Party may print out the faxed or imaged version of this Agreement signed by the other Party and then sign in the designated space.

16.24. Schedules.

The Schedules, Riders and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Subsection, Schedule, Rider and Exhibit references in this Agreement are references to articles, sections, subsections, schedules, riders and exhibits to this Agreement unless otherwise specified.

16.25. Construction.

(a) The captions and article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

(b) The term “including” as used herein means “including without limitation.”

(c) The terms “herein,” “hereof,” “hereunder,” and similar terms refer to this Agreement as a whole, rather than any particular provision.

(d) Each Party acknowledges that it has had the opportunity to review this Agreement with legal counsel.

(e) Any rule of construction that resolves ambiguities against the drafting Party shall not apply in the interpretation of this Agreement.

(f) As used in this Agreement, unless otherwise provided to the contrary, all references to days, months, quarters or years shall be deemed references to calendar days, months, quarters or years.

(g) When calculating the period of time within which or following which any act is to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next Business Day.

16.26. Interpretation.

In the event of any inconsistencies, conflicts, or discrepancies between or among this TSA, any of the Schedules, Riders or Exhibits hereto and any Order Addendum, this TSA and the related documents shall be interpreted on the basis of the following order of priority:

(a) first, the applicable Order Addendum;

(b) second, this TSA (excluding, for this purpose, the Schedules, Riders, Exhibits and Order Addenda hereto); and

(c) finally, any applicable Schedules, Riders or Exhibits hereto (with any inconsistencies among such documents being resolved by giving priority to more recent documents).

Notwithstanding the foregoing, in the event of a conflict between the terms of an Order Addendum and second sentence of the definition of Deliverable in Section 1.1, the Order Addendum will control only if the terms of such Order Addendum make express reference to, and provide that it will supersede, the definition of Deliverable in Section 1.1.

16.27. Modification of Agreement.

Unless otherwise provided in this Agreement, the appendices, schedules, exhibits, addenda and other documents attached hereto or specifically incorporated hereunder by reference, the terms, conditions, covenants and other provisions of this Agreement may be modified, amended, supplemented or otherwise changed only by a written instrument (excluding email or similar electronic transmission) that specifically purports to do so and is physically executed by a duly authorized Representative of each Party. In no event shall the provisions of any shrink-wrap or any click-through agreement or web site terms of use, online agreement (or other form of agreement) or other Supplier documents that may be provided in conjunction with the Services provided hereunder or otherwise exchanged between the Parties, constitute a binding agreement or serve to amend or modify the legal rights or obligations of the Parties, even if an authorized user or authorized officer of USAA FSB or an Affiliate purports to have affirmatively accepted such provisions, and such terms and conditions will be null and void, having no force or effect.

16.28. Severability.

If any provision of this Agreement is determined to be invalid, unlawful, or unenforceable under Applicable Law by a court of competent jurisdiction, the Parties intend that such provision shall be amended and interpreted to accomplish the objectives of such provision to the greatest extent possible under Applicable Law, and the remaining provisions of this Agreement shall continue in full force and effect. If such provision cannot be so amended and interpreted, it shall be severed, and the remaining provisions shall remain in full force and effect to the fullest extent permitted by Applicable Law.

16.29. Legal Status/Regulatory Changes/Financial Difficulty.

Supplier shall promptly notify USAA FSB, in writing, of any regulatory issues, any material arbitration or litigation, pending or active, or any material financial difficulties of Supplier that may adversely affect Supplier’s performance under this Agreement, materially and adversely affect USAA FSB or pose any regulatory or reputation risk to USAA FSB or its Affiliates, promptly upon learning of the same, but in any event no later than three (3) Business Days after Supplier becomes aware of such matters.

16.30. Financial Covenants.

Supplier agrees that it shall notify USAA FSB as promptly as reasonably practicable following the occurrence of any development(s) that materially adversely impact Supplier’s financial condition, operational condition, and/or brand.

16.31. Entire Agreement.

This Agreement (which includes the recitals), sets forth the entire agreement between the Parties regarding the subject matter hereof, and any prior understanding of the subject matter shall not be binding on the Parties except to the extent specifically incorporated in this Agreement. Without limiting the foregoing, this Agreement supersedes all prior or contemporaneous agreements, discussions, negotiations, promises, proposals, representations, and understandings (whether written or oral) between the Parties, with regard to the subject matter hereof. For clarity, this Agreement supersedes the Original Services Agreement, which is hereby terminated as of the Effective Date.

16.32. Force Majeure.

Notwithstanding anything to the contrary in this Agreement, no default, delay or failure to perform on the part of either Party shall be considered a breach of this Agreement or any Order Addendum if such default, delay or failure to perform is attributable to causes beyond reasonable control of the Party so defaulting, delaying or failing to perform, including causes such as strikes, lockouts or other labor disputes; riots or civil disturbances; actions or inactions of governmental authorities or suppliers; epidemics; wars; embargoes; severe weather, fire, earthquakes, acts of God or nuclear disasters; criminal acts of third parties or default of a common carrier; provided, that the Party defaulting, delaying or failing to perform has taken reasonable disaster recovery steps (as applicable) and such default, delay or failure to perform could not have been prevented by reasonable precautions and cannot reasonably be circumvented. A Party seeking to excuse its performance under this Agreement pursuant to this Section 16.32 shall promptly provide notice to the other Party of the circumstances underlying its default, delay or failure to perform and the reasons for its reliance on this Section 16.32, and shall perform its obligations under this Agreement as promptly as reasonably practicable under the circumstances.

16.33. Release.

(a) In consideration for this TSA, USAA FSB, for itself and its successors and assigns (collectively the “USAA Releasing Parties”) hereby releases and forever discharges Supplier and all of its past, present, or future subsidiaries, divisions, assigns, Affiliates and parent corporations, and all of their respective past, present or future agents, servants, officers, directors, employees, shareholders, attorneys, successors and assigns, and any and all predecessors, successors or assigns of any of the foregoing (collectively, the “Supplier Released Parties”) from any and all claims, demands, damages, disputes, liabilities, actions, rights or causes of action or suits of any kind or nature whatsoever, based on any legal or equitable theory, right of action or otherwise, foreseen or unforeseen, known or unknown, matured or unmatured, accrued or unaccrued, that the USAA Releasing Parties now have, have ever had, or may have had up to and including the Effective Date solely arising out of, based upon or in any manner connected with (i) the Parties’ negotiations of the TSA or (ii) negotiations by and among USAA FSB or United Services Automobile Association (“Parent”) and Supplier of any extension of the Original Services Agreement or any successor master services agreement (collectively, the “USAA Released Claims”).
In consideration for this TSA, Supplier, for itself and its successors and assigns (collectively the “Supplier Releasing Parties”) hereby releases and forever discharges USAA FSB, Parent and all signatories to the Original Services Agreement and all of their past, present, or future subsidiaries, divisions, assigns, Affiliates and parent corporations, and all of their respective past, present or future agents, servants, officers, directors, employees, shareholders, attorneys, successors and assigns, and any and all predecessors, successors or assigns of any of the foregoing (collectively, the “USAA Released Parties”) from any and all claims, demands, damages, disputes, liabilities, actions, rights or causes of action or suits of any kind or nature whatsoever, based on any legal or equitable theory, right of action or otherwise, foreseen or unforeseen, known or unknown, matured or unmatured, accrued or unaccrued, that the Supplier Releasing Parties now have, have ever had, or may have had up to and including the Effective Date solely arising out of, based upon or in any manner connected with (i) the Parties’ negotiations of the TSA or (ii) negotiations by and among USAA FSB or Parent and Supplier of any extension of the Original Services Agreement or any successor master services agreement (collectively, the “Supplier Released Claims”).

This TSA does not imply that any such claims exist or are valid. The Supplier Releasing Parties and USAA Releasing Parties further agree that this TSA is and shall operate as a complete defense to any subsequent action, in court or in arbitration, initiated by or on behalf of any of the Supplier Releasing Parties or USAA Releasing Parties asserting or purporting to assert any USAA Released Claims or Supplier Released Claims against any of the Supplier Released Parties and USAA Released Parties, respectively.

(b) Without limiting the release in Section 16.33(a) above, the Supplier Released Parties and USAA Released Parties specifically extend to claims that the USAA Releasing Parties and Supplier Releasing Parties, respectively, do not know or suspect to exist in its favor at the time that this TSA, and the releases contained therein, become effective. Each of the Supplier Releasing Parties and USAA Releasing Parties hereby expressly waives and releases any and all provisions, rights, and benefits conferred either by § 1542 of the California Civil Code, which reads:

SECTION 1542. CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
or by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to § 1542 of the California Civil Code. Each Party agrees that California law is not applicable to this TSA, and neither consents to the jurisdiction of a California court nor the application of California law to adjudicate any disputes under this TSA. Rather, and as reflected in Section 16.10, the Parties have agreed that this TSA is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles.
(c) It is a material term and condition of this TSA, and each Party agrees, that (i) all of the Supplier Released Claims are released and that the Supplier Releasing Parties are barred from suing, in court or in arbitration, any of the USAA Released Parties on any Supplier Released Claim, (ii) all of the USAA Released Claims are released and that the USAA Releasing Parties are barred from suing, in court or in arbitration, any of the Supplier Released Parties on any USAA Released Claim, and (iii) but for such release of the Supplier Released Claims and USAA Released Claims, respectively, and agreement not to sue on any such claims, neither of the Parties would have entered into this TSA. If either of the Supplier Releasing Parties or USAA Releasing Parties, as applicable, initiates any legal proceeding including, but not limited to, a lawsuit, an arbitration, administrative enforcement complaint or action, or any other legal action, against any USAA Releasing Party on any USAA Released Claim or any Supplier Releasing Party on any Supplier Released Claim, as applicable, that arises or is based on alleged conduct occurring prior to the date of the execution of this TSA, other than a proceeding to enforce or interpret this TSA, it shall constitute a material breach of this TSA.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement as of the Effective Date by the undersigned duly authorized Representatives.

TRUECAR, INC.

By: /s/ Michael Darrow
Name: Michael Darrow
Title: Interim President and Chief Executive Officer

[Signature Page to Follow]

USAA FEDERAL SAVINGS BANK

By: /s/ Brian Elliott
Name: Brian Elliott / Authorized Signatory
Title: Director, Sourcing and Procurement

ORDER ADDENDUM NO. 1
(TRANSITION OF AUTO-BUYING PROGRAM PLATFORM)

THIS ORDER ADDENDUM NO. 1 (TRANSITION OF AUTO-BUYING PROGRAM PLATFORM) (this “Addendum”), entered as of February 14, 2020 (the “Effective Date”), by and between TrueCar, Inc., a Delaware corporation (“Supplier”), and USAA FEDERAL SAVINGS BANK, a federally chartered savings association (“USAA FSB”), incorporates all of the terms and conditions of the TRANSITION SERVICES AGREEMENT (the “Agreement”), with an effective date of February 14, 2020, by and between Supplier and USAA FSB. In the event of a conflict between the terms of this Addendum and the terms of the Agreement, the terms of this Addendum supersede. Capitalized terms used but not defined in this Addendum have the meanings ascribed thereto in the Agreement.

Section 1. Project Description

USAA FSB wishes to engage Supplier to transition and wind down the Auto-Buying Program for USAA Members from the platform provided pursuant to the Original Services Agreement. Supplier shall provide access to inventory for new and used vehicles from dealers who participate in the Auto-Buying Program, are approved by Supplier and agree to the Supplier dealer agreement (the “Dealer Program Agreement”), which shall impose on such dealers (“Dealers”) the applicable requirements contained herein, as applicable during the Term.

Section 2. Project Scope

(a) Supplier shall utilize the Dealer Network to provide USAA Members an opportunity to configure and search for, and allow Dealers to contact them regarding, new and used vehicles. Supplier shall maintain a written contract with each participating Dealer that, at a minimum, contains the applicable requirements contained herein and in the Agreement. Supplier shall also provide USAA FSB with the appropriate reporting, as required herein, and that may be revised from time to time. Supplier shall also receive complaints, escalations, or other feedback on the Auto-Buying Program and facilitate the resolution between the Member and Dealer, as appropriate and in accordance with requirements contained herein and in the Agreement.

(b) Supplier shall provide a portal for the Auto-Buying Program in accordance with Exhibit A- Portal Business Requirements.

(c) Supplier shall maintain the Dealer Network such that it reasonably covers USAA Member Auto-Buying Program searches for vehicles. Supplier shall manage the Dealer Network appropriately to ensure adherence to, at a minimum, the Dealer Management Requirements included in Exhibit B - Dealer Management Requirements.

(d) Supplier shall adhere to the Complaint Handling Requirements set forth in Exhibit C - Complaint Handling Requirements.

(e) Supplier shall provide the Services in accordance with the SLAs set forth in Exhibit D - Service Level Agreements.

Section 3. Key Personnel

(a) Supplier shall use reasonable efforts to maintain the existing Account Executive and Business Director who shall continue to serve as the primary Supplier representatives under this Addendum. The Account Executive and Business Director shall be considered Key Personnel in accordance with Section 3.1 of the Agreement.

(b) Supplier shall use reasonable efforts to maintain the existing Supplier technical manager (“Technical Manager”) who shall be USAA FSB’s primary point of contact during implementations, transition, and day-to-day Services provided through the Term. The Technical Manager shall be a member of Supplier’s team whose responsibilities include (1) facilitation of meetings with USAA FSB and setting of appropriate direction for positive outcomes for systems and technologies and transition and wind down activities; (2) managing to agreed-upon targets for obtaining and providing necessary information, data, decisions, and approvals for actions around the Auto-Buying Program portal, while anticipating and managing risks; (3) facilitation and/or management of technical support personnel; (4) being available or finding the appropriate Supplier Personnel to answer questions and address technical problems; and (5) ensuring resolution of technical issues and escalations.

Section 4. Evolution of Services

(a) Throughout the Term, Supplier shall:

(i)     remain consistent with the practices generally followed by other nationally-recognized providers of services similar to the Services and with the reasonable business objectives and competitive needs of USAA FSB; and

(ii) meet with USAA FSB at least once each calendar quarter during the Term to discuss the Services and progress regarding transition and wind down efforts.

Section 5. Time Frame

The Services under this Addendum will be performed during the Term.

Section 6. Compensation and Invoicing

(a) Non-Retroactivity of the Addendum. For clarity, this Addendum, and to the extent that it relates hereto, the Agreement, apply only prospectively. To that end, all amounts payable to USAA FSB in connection with the Auto-Buying Program for sales with an approved sale date through and including February 13, 2020 shall be computed and paid in accordance with the Original Services Agreement and the Parties’ ordinary course of business thereunder.

(b) Prospective Payments. From and including February 14, 2020, Supplier shall compensate USAA FSB in connection with the Auto-Buying Program pursuant to this Section 6(b).

(i)Member Sales. “Member Sale” means the sale of a new or used vehicle by a Dealer to a Member resulting from a lead submitted to such dealer through the Auto-Buying Program, as tracked and reported by Supplier, which sale Supplier monetizes at its standard pay-per-sale rates as in effect on the Effective Date (or based on subscription arrangements that contemplate reasonably comparable levels of per-unit monetization). The Parties acknowledge and agree that for purposes of identifying Member Sales during 2020, the Parties will utilize the “reported sale” methodology through February 29, 2020 and the “recognized sale” methodology from and after March 1, 2020.

(ii)Timing of Sales. The date on which a Member Sale occurs will be determined based upon the date of the underlying sale of the automobile in question as recognized by Supplier’s standard lead to sales-matching processes, rather than the date on which the sale is recognized (as had been the practice of the Parties under the Original Services Agreement), as reasonably determined by Supplier in the ordinary course of its business consistent with past practice. The timing of when any Trade-in or Sale or OEM Sale (each as defined below) occurs will be determined consistent with past practices under the Original Services Agreement.

(iii)Program Fees. Subject to Section 6(b)(v), Supplier shall pay USAA FSB the following amounts (“Program Fees”) from and including February 14, 2020 through the close of business on January 28, 2021:

(1)$[***] for each Member Sale;

(2)$[***] for each trade-in or sale of a used vehicle by a Member to a Dealer through the Auto-Buying Program (“Trade-in or Sale”) for which the applicable Member did not purchase a new or used vehicle from the Dealer in connection with such Trade-in or Sale; and

(3)the applicable OEM Share Fee determined in accordance with Schedule 1 with respect to any applicable OEM Sale.

         Definitions:

         “BMW” means BMW North America, LLC and its Affiliates.

“OEM” means original equipment manufacturer with whom Supplier has a contractual relationship pertaining to the Auto-Buying Program.

“OEM Sale” means the redemption of an incentive offer utilized by a Member through the Auto-Buying Program with respect to one of the OEMs identified on Schedule 1 for which Supplier or any of its Affiliates accrues revenue.

“Vehicle Transaction” means a Member Sale, OEM Sale or Trade-in or Sale.
(iv) BMW Program Fee. From and including February 14, 2020 through the close of business on January 28, 2021, USAA FSB shall pay Supplier $[***] for each BMW incentive redeemed by a Member through the Auto-Buying Program for which USAA FSB or any of its Affiliates accrues revenue (the “BMW Program”), to the extent that such fee has not already been paid by USAA FSB or its Affiliate pursuant to its applicable OEM agreement governing the BMW Program and shall not be deemed to be an additional payment obligation
(v) Transition Services Fee. USAA FSB shall pay Supplier a transition services fee of $20,000,000 (the “Transition Services Fee”) which shall be offset by the amounts that Supplier owes USAA FSB pursuant to Section 6(b)(iii) and any amounts payable to Supplier by USAA FSB or its Affiliate under the BMW Program from and after March 1, 2020 until the aggregate amounts otherwise payable to USAA FSB pursuant to Section 6(b)(iii) and any amounts payable to Supplier by USAA FSB or its Affiliate under the BMW Program from and after March 1, 2020 exceed the Transition Services Fee, and thereafter, Supplier shall pay to USAA FSB Program Fees in excess of the Transition Services Fee.

(c) Invoicing.

(i)Initial Program Fee Statement. Not later than April 1, 2020, Supplier shall deliver to USAA FSB a statement setting forth all amounts payable to USAA FSB pursuant to Section 6(b) for Vehicle Transactions occurring during the period from and including February 14, 2020 through and including February 29, 2020. Nothing in this Addendum shall affect any statement or invoicing required under the Original Services Agreement with respect to any other period prior to and including February 2020.

(ii)Subsequent Program Fee Statements. Not later than the second Business Day after the last day of the calendar month that follows the end of each calendar month (the “Invoiced Month”) beginning on or after March 1, 2020, Supplier shall deliver to USAA FSB a statement setting forth (A) all amounts payable to USAA FSB pursuant to Section 6(b)(iii) (without regard to Section 6(b)(v)) for Vehicle Transactions occurring during such Invoiced Month, (B) the amounts otherwise payable pursuant to Section 6(b)(iii) that were not paid during such month as a result of the Transition Services Fee and (C) the aggregate amount of the Transition Services Fee that has been used as of the end of such month.

(iii)Invoice. Following its receipt of a statement pursuant to Section 6(c)(i) or Section 6(c)(ii), USAA FSB shall deliver to Supplier at accounting@truecar.com, or such other email address or in such other manner as Supplier may determine in its sole discretion upon reasonable prior written notice to USAA FSB, an invoice reflecting the amount payable to USAA FSB (including any amounts payable pursuant to Exhibit D), if any, which invoice Supplier shall pay within 30 calendar days of its receipt thereof.

(iv)Transition Services Fee. Not later than December 1, 2020, Supplier shall deliver to USAA FSB a statement (“Preliminary Statement”) with reasonable and appropriate supporting documentation indicating the total amount of Program Fees and the amount of the Transition Services Fee that has been offset against amounts otherwise payable to USAA FSB pursuant to Sections 6(b)(iii) and (v) as of such date. On December 15, 2020, Supplier shall deliver to USA FSB an updated version of the Preliminary Statement (the “Final Statement”) with reasonable and appropriate supporting documentation indicating the total amount of Program Fees and the Transition Services Fee that has been offset against amounts otherwise payable to USAA FSB pursuant to Sections 6(b)(iii) and (v) as of the close of business on December 15, 2020. If the Transition Services Fee has not been fully offset against such amounts as of the close of business on December 15, 2020, then USAA FSB shall, not later than December 21, 2020, pay Supplier by wire transfer of immediately available funds an amount equal to the Transition Services Fee less the aggregate amounts otherwise payable to USAA FSB pursuant to Sections 6(b)(iii) and (v) (the “Final Transition Payment”). If the Transition Services Fee has been fully offset and Supplier owes USAA FSB amounts under Sections 6(b)(iii) and (v) in excess of the Transition Services Fee, Supplier shall, no later than December 21, 2020, pay to USAA FSB by wire transfer of immediately available funds an amount equal to such excess (the “Final Program Fee Payment”). For the avoidance of doubt, this Section 6(c)(iv) is intended to survive the termination or expiration of the Agreement or this Addendum pursuant to Section 4.5(a) of the Agreement. Notwithstanding anything herein to the contrary, USAA FSB shall have no obligation to pay all or any portion of the Final Transition Payment in the event Supplier is in breach of the Agreement in any material respect. Supplier covenants that all information and data set forth in the Preliminary Statement and Final Statement shall be true, accurate and complete in all material respects. No later than February 5, 2021, the Parties shall reasonably cooperate in good faith and make any additional payments required in order to reconcile the Final

Transition Payment or Final Program Fee Payment, as applicable, against the fees payable to USAA FSB pursuant to Sections 6(b)(iii) and (v) from December 16, 2020 through January 28, 2021 that have not been paid to USAA FSB.

Section 7. Transition Operations Plan; OEM

(a) The Parties shall use commercially reasonable efforts to develop a mutually agreed upon transition operations plan by March 31, 2020 to address operational wind down components and any other reasonable coordination efforts among the Parties with respect to the services provided through the last day of the wind down period contemplated by Section 4.5(b) of the Agreement.

(b) As soon as reasonably practicable following the Effective Date, Supplier shall use commercially reasonable efforts to negotiate with each OEM with whom Supplier has a contractual relationship pertaining to the Auto-Buying Program to reduce the term for each applicable OEM rebate certificate to coincide with the effective time period of the Offer Document (e.g. 12 month terms will be reduced to 90 days).

(c) Subject to the requirements mutually agreed in the transition plan contemplated by Section 7(a), USAA FSB shall use commercially reasonable efforts to support the Auto-Buying Program in a manner materially consistent with the manner in which USAA FSB operates as of the Effective Date, provided that USAA FSB shall have no obligation to promote or market the Auto-Buying Program or to take any action that it reasonably believes, in its sole discretion, to be violation of Applicable Law or direction from any Regulator.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Addendum as of the Effective Date by the undersigned duly authorized Representatives.

TRUECAR, INC.

By: /s/ Michael Darrow
Name: Michael Darrow
Title: Interim President and Chief Executive Officer

[Signature Page to Follow]

USAA FEDERAL SAVINGS BANK

By: /s/ Brian Elliott
Name: Brian Elliott / Authorized Signatory
Title: Director, Sourcing and Procurement

Schedule 1

OEM Payments

OEM	OEM Share Fee
FCA	Tiered model dependent on sales volume. USAA FSB receives per redemption: Less than [***] = $[***]; [***]-[***] = $[***]; [***]-[***] = $[***]; [***]+ = $[***]
Mercedes	$[***] to TrueCar and $[***] to USAA FSB
Volvo	$[***] to USAA FSB if within TrueCar network; $[***] to USAA FSB if outside network
Audi	$[***] to USAA FSB and $[***] to TrueCar
Nissan	$[***] to USAA FSB

Pursuant to Instruction 4 to Item 1.01 of Form 8-K, the following Exhibits to this Order Addendum No. 1 (Auto-Buying Program Platform) have not been filed:

Exhibit A: Portal Business Requirements
Exhibit B: Dealer Management Requirements
Exhibit C: Complaint Handling Requirements
Exhibit D: Service Level Agreements